UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

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Filed by a Party other than the Registrant ☐

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◻	Preliminary Proxy Statement
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⌧	Definitive Proxy Statement
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◻	Soliciting Material Under Rule 14a-12

SES AI Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 8, 2023

To Our Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2023 Annual Meeting of Stockholders of SES AI Corporation, (the “Annual Meeting”) to be held on June 8, 2023 at 10:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, conducted via live audio webcast, with no physical in-person meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/SES2023 and entering the control number found on your proxy card, voting instruction form or notice you previously received.

The purpose of the Annual Meeting is to:

1.	elect the three Class I director nominees listed in the accompanying proxy statement (this “Proxy Statement”);
2.	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023;
3.	approve, in a non-binding advisory vote, the compensation paid to our named executive officers;
4.	determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years; and
5.	transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only stockholders of Class A or Class B Common Stock of record at the close of business on April 12, 2023 may vote at the Annual Meeting. Each holder of Class A Common Stock of record is entitled to one vote for each share of Class A Common Stock held at that time. Each holder of Class B Common Stock of record is entitled to ten (10) votes for each share of Class A Common Stock held at that time. During the Annual Meeting, any stockholder attending the Annual Meeting may access a list of the stockholders entitled to vote at the Annual Meeting at https://www.virtualshareholdermeeting.com/SES2023 by following the instructions contained in the Proxy Statement.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 8, 2023:

This Proxy Statement and the 2023 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2022, are being made available on or about April 21, 2023 at https:// www.proxyvote.com.

By order of the Board of Directors,

/s/ Dr. Qichao Hu
Dr. Qichao Hu
Founder, CEO and Chairman
April 21, 2023

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

SES AI CORPORATION

35 CABOT ROAD

WOBURN, MASSACHUSETTS 01801

2023 PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of SES AI Corporation (“SES,” the “Company,” “we” or “us”) is making this Proxy Statement (this “Proxy Statement”) available to you in connection with the solicitation of proxies for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held virtually on June 8, 2023 at 10:00 a.m. Eastern Time at https://www.virtualshareholdermeeting.com/SES2023. The Annual Meeting will be a completely virtual meeting, conducted via live audio webcast, with no physical in-person meeting.

At the Annual Meeting, our stockholders will:

(1)	vote to elect the three Class I director nominees listed herein;
(2)	vote to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023;
(3)	vote to approve, in a non-binding advisory vote, the compensation paid to our named executive officers;
(4)	vote to determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years; and
(5)	transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 12, 2023 (the “Record Date”) may vote at the Annual Meeting.

We are taking advantage of Securities and Exchange Commission (the “SEC”) rules that permit companies to furnish proxy materials to stockholders via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one by following the instructions contained in the Notice. The Notice instructs you on how to access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), via the Internet, as well as how to vote online. We are first making this Proxy Statement and accompanying materials available to our stockholders on or about April 21, 2023.

YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CAST YOUR VOTE PROMPTLY. YOU MAY VOTE OVER THE INTERNET OR BY SIGNING AND DATING A PROXY CARD AND RETURNING IT TO US BY MAIL.

By submitting your proxy using any of the methods above, and as specified in the Notice, you authorize each of Jing Nealis, our Chief Financial Officer (“CFO”), and Kyle Pilkington, our Chief Legal Officer (“CLO” or “Chief Legal Officer”), to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Either one of them may also vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any postponements or adjournments of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I being provided with these materials?

We are providing this Proxy Statement to you in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting, to be held on June 8, 2023, and at any postponements or adjournments of the Annual Meeting. We have either (1) delivered to you a Notice and made such Notice, this Proxy Statement and the Annual Report (together, the “Proxy Materials”) available to you on the Internet or (2) delivered printed versions of the Proxy Materials, including a proxy card, to you by mail.

How can I attend and vote at the Annual Meeting?

To be admitted to the Annual Meeting, you will need to log in to www.virtualshareholdermeeting.com/SES2023 using the 16-digit control number on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials for the Annual Meeting. If you are not a stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote at the meeting. We recommend you carefully review the procedures needed to gain admission in advance.

Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your device’s audio system. We encourage you to access the Annual Meeting in advance of the designated start time.

Stockholders encountering difficulty with the Annual Meeting virtual platform during the sign-in process or at any time during the meeting may utilize technical support provided by the company through Broadridge Financial Solutions, Inc. Technical support information is provided on the login page for all shareholders beginning 15 minutes prior to the start of the Annual Meeting. If you have difficulties accessing the virtual Annual Meeting during sign-in or during the meeting, please call the technical support number listed on the Annual Meeting login page.

Stockholders eligible to participate in the Annual Meeting may submit questions during the Annual Meeting through www.virtualshareholdermeeting.com/SES2023.

Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?

The virtual meeting format for the Annual Meeting will enable full and equal participation by all of our stockholders from any place in the world at little to no cost. We designed the format of the virtual Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded the same rights and opportunities to participate as they would at a physical, in-person meeting, and to enhance stockholder access, participation and communication through online tools. We will be providing stockholders with the ability to submit appropriate questions in real time via the Annual Meeting website, limiting questions to one per stockholder unless time otherwise permits. We will also make the list of the stockholders entitled to vote at the Annual Meeting available during the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

Stockholders of record. You may vote by granting a proxy in the following ways:

●	By Internet: go to https://www.virtualshareholdermeeting.com/SES2023 and follow the on-screen instructions. You will need the Notice or proxy card in order to vote by Internet.
●	By Mail: request a proxy card from us and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, indicate your name and title or capacity.

Stockholders with shares held in street name. You may vote by submitting voting instructions to their bank, broker or other nominee. In most instances, such stockholders will be able to do this on the Internet or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet voting facilities will close at 11:59 p.m., Eastern Time, on June 7, 2023 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than 5:30 p.m., Eastern Time, on June 7, 2023.

What am I voting on at the Annual Meeting?

At the Annual Meeting, there are four proposals scheduled to be voted on:

●	Proposal 1: Election of the three Class I director nominees listed in this Proxy Statement (the “Nominee Proposal”);
●	Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023 (the “Ratification Proposal”);
●	Proposal 3: Approval, in a non-binding advisory vote, of the compensation paid to our named executive officers (the “Say on Pay Proposal”); and
●	Proposal 4: Determination, in a non-binding advisory vote, of whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years (the “Say on Frequency Proposal”).

Members of our management team and representatives of KPMG LLP are expected to be present at the Annual Meeting, where they will have an opportunity to make a statement if so desired and are expected to be available to respond to appropriate questions.

Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. The only class of stock entitled to vote at the Annual Meeting is Common Stock. Each holder of Class A Common Stock on the Record Date is entitled to one vote for each share of Common Stock held by such holder. Each holder of Class B Common Stock on the Record Date is entitled to ten (10) votes for each share of Common Stock held by such holder. On the Record Date, there were 305,952,789 shares of Class A Common Stock and 43,881,251 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters described in this Proxy Statement.

What is the difference between being a record holder and holding shares of Common Stock in street name?

A record holder holds shares in its name through SES’s transfer agent, Continental Stock Transfer & Trust Company (“Continental”). A “beneficial owner,” or a person or entity that holds their or its shares in “street name,” holds shares in the name of a bank, broker or other nominee on that person or entity’s behalf.

Am I entitled to vote if my shares are held in street name?

If your shares are held in street name, the Notice will be forwarded to you by your bank, broker or other nominee, along with a voting instruction card. You may vote by directing your bank, broker or other nominee how to vote your shares. In most instances, you will be able to do this over the Internet or by mail, as indicated above under “How do I vote my shares without attending the Annual Meeting?”

Under applicable rules, if you do not give instructions to your bank, broker or other nominee, it may vote on matters that are considered “routine,” but will not be permitted to vote your shares with respect to “non-routine” items. The Ratification Proposal is a routine matter, but the Nominee Proposal, Say on Pay Proposal, and Say on Frequency Proposal are considered to be non-routine matters, so your bank, broker or other nominee cannot vote your shares on the Nominee Proposal, Say on Pay Proposal, or Say on Frequency Proposal unless you provide voting instructions for such matters. If you do not provide voting instructions on a non-routine matter, your shares will not be voted on that matter resulting in a “broker non-vote.”

As a street name holder, you may be required to obtain a proxy form from your bank, broker or other nominee to use at the Annual Meeting in order to vote your shares. Please follow the instructions that you receive from your broker, bank, or other nominee and in the instructions that you will receive via email after registering for the Annual Meeting, should you decide to vote during the virtual meeting.

How many shares must be present to hold the Annual Meeting?

In order for SES to conduct the Annual Meeting, holders of a majority in voting power of the shares of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote, present by remote communication or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” are counted as present or represented and entitled to vote for purposes of determining a quorum.

What does it mean if I receive more than one Notice or proxy card?

Receiving more than one Notice or proxy card generally means that you hold shares in more than one brokerage account. To ensure that all of your shares are voted, please sign and return each proxy card, or, if you vote by Internet, vote once for each Notice or proxy card that you receive.

Can I revoke my proxy or change my vote after I submit my proxy?

Yes, you may revoke or change your vote after submitting your proxy card.

Stockholders of record. Whether you have voted by Internet or mail, you may revoke your proxy or change your vote at any time before it is actually voted. A record holder may revoke their or its proxy by:

●	signing and delivering another proxy with a later date that is received no later than 5:30 p.m., Eastern Time, on June 7, 2023;
●	voting again by Internet at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on June 7, 2023;
●	sending a written statement to that effect to the Company’s Secretary, provided that such statement is received no later than 5:30 p.m., Eastern Time, on June 7, 2023; or
●	voting at the Annual Meeting.

Stockholders with shares held in street name. If you wish to revoke your proxy or vote at the Annual Meeting, you must follow the instructions provided to you by your bank, broker or other record holder and/or obtain from the record holder a proxy issued in your name. Your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Who will count the votes?

Broadridge Financial Services will tabulate and certify the votes. A representative of Broadridge Financial Services may serve as an inspector of election.

What am I voting on, how many votes are required to approve each item, how are votes counted and how does the Board recommend I vote?

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Impact of Broker Non-Votes	Impact of Abstain Vote
Proposal 1 – Nominee Proposal	Plurality of the votes cast	“FOR” “WITHHOLD”	“FOR”	No impact	No impact
Proposal 2 – Ratification Proposal	Majority of votes cast	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No broker non-votes (uninstructed shares may be voted in broker’s discretion)	No impact
Proposal 3 – Say on Pay Proposal	Majority of votes cast	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No impact	No impact
Proposal 4 – Say on Frequency Proposal	Majority of votes cast	“ONE YEAR” “TWO YEARS” THREE YEARS” “ABSTAIN”	“ONE YEAR”	No impact	No impact
(1)	If you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting; however, the persons named in the form of proxy card (the “proxy holders”) who you have authorized to represent you and vote your shares at the Annual Meeting will vote your shares in accordance with their best judgment.

Who will pay for the cost of the proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners (i.e., shares held in street name) and will be reimbursed for their reasonable expenses.

PROPOSAL 1—ELECTION OF DIRECTORS

Under our Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”), the Board is divided into three classes. Only one class of directors is elected in each year and each class (except for those directors appointed prior to the Company’s first annual meeting of stockholders, or this year’s Annual Meeting) serves a three-year term. Because the current Board was appointed prior to the Annual Meeting, the term length of each Class is, for each Class I director, a term that expires at this Annual Meeting; for each Class II director, a term that expires at the Company’s 2024 annual meeting of stockholders; and, for each Class III director, a term that expires at the Company’s 2025 annual meeting of stockholders.

The Board currently consists of six directors: Dr. Qichao Hu, Dr. Jang Wook Choi, Kent Helfrich, Eric Luo, Dr. Jiong Ma and Michael Noonen. Mr. Helfrich was nominated by GM Ventures pursuant to its contractual nominating rights. For more information, see “Transactions with Related Persons—Director Nomination Agreement.”

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), the Board has considered and nominated the following slate of Class I director nominees, each for a three-year term expiring at the Company’s 2026 annual meeting of stockholders: Dr. Ma, Mr. Noonen and Mr. Luo. Action will be taken at the Annual Meeting for the election of these director nominees.

It is intended that the proxies delivered pursuant to this solicitation will be voted by the proxy holders in favor of the election of Dr. Ma, Mr. Noonen and Mr. Luo except where proxies bear contrary instructions. In the event that these director nominees should become unavailable for election due to any presently unforeseen reason, the proxy holders will have the right to use their discretion to vote for a substitute or substitutes.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2023

The following information describes the offices held and other business directorships of each director nominee. Information regarding each nominee’s beneficial ownership of equity securities is shown under “Security Ownership of Certain Beneficial Owners and Management” below. Ages set forth below are as of April 1, 2023.

Dr. Jiong Ma, 59, serves as a director of the Company, a position she has held since February 2022. Since 2021, Dr. Ma has served as a Founder and Chief Executive Officer of Chavant Capital Acquisition Corp. (NASDAQ: CLAY) (“Chavant”), a special purpose acquisition company seeking to invest in a high growth technology companies. From 2008 to 2020, Dr. Ma served as a Partner at Braemar Energy Ventures (“Braemar”), a venture capital firm investing in early to mid-stage technology companies operating in the mobility, power, resources and infrastructure sectors. At Braemar, Dr. Ma focused on investments in digitization of industry, resource efficiency, mobility, renewable energy infrastructure, and deeptech. Prior to joining Braemar, Dr. Ma served in the Venture Capital Group at 3i Group plc (“3i”), a global private equity firm, from 2004 to 2008, where she was responsible for investment in the information technology and cleantech sectors. Prior to 3i, Dr. Ma served as Senior Manager of the Optical Networking Group, Technology and Business Leadership at Lucent Technologies and Bell Labs, where she was responsible for product portfolio strategy, new product launches for Optical and Data Networking, and research and product development. Dr. Ma was also a founding team member of Onetta, a fiber networks company. Dr. Ma has served on the boards of Chavant and Anavex Life Sciences (NASDAQ: AVXL) since 2021. Dr. Ma received her PhD in electrical engineering from the University of Colorado at Boulder, MS in electrical engineering from the Worcester Polytechnic Institute in Massachusetts and BS in Physics from Lanzhou University.

We believe that Dr. Ma is qualified to serve as a director of our Board because of her extensive experience in research, operations and venture capital, particularly in the technology industry.

Michael Noonen, 60, serves as a director of the Company, a position he has held since February 2022. Since October 2022, Mr. Noonen has served as Chief Executive Officer of Swave Photonics, based in Leuven, Belgium. Previously, Mr. Noonen has served as Chief Executive Officer of MixComm Inc., a leader in RFSOI mmWave solutions based in New Jersey, which was acquired by Sivers Semiconductors in February 2022. Mr. Noonen brings 25 years of experience in leading technology businesses. Mr. Noonen has held various leadership positions, including as chairman and co-founder of Silicon Catalyst from 2013 to 2015, the world’s first semiconductor incubator and the EE Times 2015 Start-up of the Year, and as chairman of the board of Socle in Taiwan in 2013 (which was acquired by Foxconn), and was also previously Executive Vice President of Global Products, Design, Sales & Marketing at GlobalFoundries from 2011 to 2013. From 2008 and 2011, Mr. Noonen served as Executive Vice President of Worldwide Sales and Marketing at NXP Semiconductors (NASDAQ: NXPI). He has served on the board of SK Growth Opportunities Corporation (NASDAQ: SKGR) since June 2022 and previously served on the board of Energous (NASDAQ: WATT) from 2019 to 2021. Mr. Noonen received his B.S. from Colorado State University in Electrical Engineering and was named the College of Engineering Distinguished Alumni in 2012, was elected to the Global Semiconductor Alliance Board of Directors and holds multiple patents in the areas of Internet telephony and video communications.

We believe Mr. Noonen is qualified to serve as a director of our Board because of his experience in executive leadership positions and expertise in information technology, innovation and the electronics industry.

Eric Luo, 57, serves as a director of the Company, a position he has held since February 2022. From 2017 until 2021, Mr. Luo served as Chairman and Chief Executive Officer of GCL System Integration Limited, GCL New Energy USA (“GCL”), an international energy conglomerate specializing in clean and sustainable energy. Prior to his position at GCL, Mr. Luo served as the Chief Executive Officer and Board Member of Shunfeng International Clean Energy Limited (SFCE), a Hong Kong-based supplier of law-carbon and energy saving integrated solutions from 2015 to 2017. Mr. Luo received his MBA from Michigan State University and BS in Operational Management from Zhejiang Gongshang University.

We believe that Mr. Luo is qualified to serve as a director of our Board because of his experience in executive leadership positions and expertise in clean and sustainable energy.

Directors are elected by a plurality of the votes cast for the election of each director at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

In addition to the directors nominated for election at the Annual Meeting, the directors listed below currently serve on our Board. Ages set forth below are as of April 1, 2023.

Class II directors, with a term expiring at the 2024 Annual Meeting of Stockholders

Dr. Jang Wook Choi, 47, serves as a director of the Company, a position he has held since February 2022. Since September 2020, Dr. Choi has served as Professor at Seoul National University, where he was previously Associate Professor from 2017 to 2020. Prior to joining Seoul National University, he was Associate Professor from 2012 until 2017 and Assistant Professor from 2010 until 2012 at Korea Advanced Institute of Science and Technology. Dr. Choi received his PhD in Chemical Engineering from California Institute of Technology and BS in Chemical Engineering from Seoul National University.

We believe that Dr. Choi is qualified to serve as a director of our Board because of his extensive academic experience and expertise in chemistry, engineering and battery technologies.

Kent E. Helfrich, 58, serves as a director of the Company, a position he has held since February 2022. Mr. Helfrich was appointed Chief Technology Officer and Vice President, Global Research and Development of GM and President of GM Ventures in 2021. In these roles, Mr. Helfrich is responsible for innovation and technology solutions in the development of GM vehicles. From 2019 until 2021, Mr. Helfrich served as GM’s Executive Director of Global Electrification and Battery Systems, where he was responsible for GM electrified vehicle hardware development and the overall electric vehicle propulsion calibration and driving performance. Mr. Helfrich previously served as Executive Director, Connected Ecosystem Integration at GM from 2016 until 2019, where he oversaw the GM mobile and in-vehicle applications and the information technology back office. Prior to rejoining GM in 2016, Mr. Helfrich was Vice President and Chief Technology Officer at Flex Ltd. (“Flex”) from 2014 until 2016. Before joining Flex, Mr. Helfrich served in various roles at GM, where he was globally responsible for all unstyled electrical systems in the vehicle, as well as defining electrical architecture and software architecture strategies. Mr. Helfrich earned his BS in Electrical Engineering from Ohio State University and MBA from the Fuqua School of Business at Duke University.

We believe that Mr. Helfrich is qualified to serve as a director of our Board because of his experience in executive leadership positions and expertise in information technology, innovation and software solutions.

Class III director, with a term expiring at the 2025 Annual Meeting of Stockholders

Dr. Qichao Hu, 37, serves as the Company’s Chief Executive Officer (“CEO”) and Chairman of the Board. Dr. Hu has served as Founder, Chief Executive Officer and Director of SES since 2012. Dr. Hu is also a board member on the MIT Enterprise Forum Cambridge. Dr. Hu is recipient of MIT Technology Review’s “Innovators Under 35” and was named among the 2013 Forbes “30 Under 30.” Dr. Hu earned his PhD in Applied Physics from Harvard University, and his BS in Physics from MIT.

We believe that Dr. Hu is qualified to serve both as a member of our management team and the Board because of his visionary leadership of SES from inception to date, his scientific and managerial expertise in the EV battery development industry, his innovative plans for SES’s future and his ability to execute on those plans.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Overview

The Board directs and oversees the management of the business and affairs of the Company and carries out its oversight responsibilities through meetings and actions of the Board and its three standing committees: the Audit Committee of the Board (the “Audit Committee”), the Compensation Committee of the Board (the “Compensation Committee”), and the Nominating and Corporate Governance Committee.

The Company was originally formed as a Cayman Islands exempted company in July of 2020 under the name Ivanhoe Capital Acquisition Corp. (“IVAN”) for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On January 11, 2021, the Company consummated its initial public offering (the “IPO”), following which our securities began trading on the New York Stock Exchange (the “NYSE”). On February 3, 2022 (the “Business Combination Closing”), IVAN consummated the previously announced business combination with SES Holdings Pte. Ltd. (the “Business Combination”) pursuant to which, among other things, SES Holdings Pte. Ltd. became a wholly owned subsidiary of IVAN, which was renamed “SES AI Corporation.” All references to IVAN are to the Company prior to the Business Combination.

Prior to the Business Combination Closing, our Board consisted of six directors, including Robert Friedland, Andrew Boyd, Christopher Carter, Hirofumi Katase, Francis P.T. Leung, and Edward T. Welburn, Jr.

Effective upon the Business Combination Closing, and in accordance with the terms of the Business Combination, each of IVAN’s directors, other than Mr. Friedland, resigned from their respective positions. In addition, each of Dr. Hu, Dr.  Choi, Dr. Ma, Mr. Helfrich, Mr. Luo and Mr. Noonen were elected to serve as directors of the Company. Mr. Friedland resigned from our Board effective March 15, 2023.

Controlled Company Exemption

SES is a “controlled company” for purposes of the NYSE listing requirements because our Chief Executive Officer and certain entities affiliated with him own more than 50% of the total voting power of our Common Stock. As such, SES is exempt from the obligation to comply with certain corporate governance requirements, including the requirements that a majority of the Board consist of independent directors, and that SES have nominating and compensation committees that are each composed entirely of independent directors operating under a written charter in line with NYSE rules. Even though SES is a controlled company, it is required to have, and does have, a fully independent Audit Committee. Notwithstanding its eligibility for the exemption from these requirements, SES currently has a majority of independent directors serving on the Board, the Compensation Committee is comprised entirely of independent directors, the Nominating and Corporate Governance Committee is comprised of a majority of independent directors and both committees have written charters in line with NYSE rules.

Director Independence and Independence Determinations

The Board has established guidelines (the “Corporate Governance Guidelines”) to assist it in making independence determinations for each director of our Board. The Corporate Governance Guidelines define an “independent director” to align with the definition provided in the NYSE Listed Company Manual (collectively, the “NYSE Rules”). Under Section 303A.02 of the NYSE Rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries. Directors who serve on the Audit Committee and Compensation Committee are subject to the additional independence requirements under applicable SEC rules and NYSE Rules.

It is the policy of the Board, upon the recommendation of the Nominating and Corporate Governance Committee, to make affirmative independence determinations for all directors at least annually in connection with the preparation of the Company’s Proxy Statement. In making independence determinations, the Board will broadly consider all relevant facts and circumstances in addition to the requirements of Section 303A.02 of the NYSE Rules.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to the Board regarding director independence. As a result of this review, the Board affirmatively determined that each of Drs. Ma and Choi and Messrs. Luo, and Noonen is an “independent director” under NYSE Rules, and that Mr. Friedland, who served until March 15, 2023 was an independent director during the time he served as a director, including with respect to their respective committee service. The Board has determined that each member of the Audit Committee (Mr. Luo, Dr. Ma and Mr. Noonen) is “independent” for purposes of service on the Audit Committee in accordance with Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member of the Compensation Committee (Mr. Luo, Dr. Ma and Mr. Noonen) is “independent” for purposes of service on the Compensation Committee in accordance with Section 10C(a)(3) of the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with SES and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of SES capital stock by each non-employee director, and the transactions involving them described in the section titled “Transactions with Related Persons.” In addition, the Board of the Company prior to the Business Combination determined that each of Christopher Carter, Hirofumi Katase, Francis P. T. Leung and Edward T. Welburn, Jr. (who served as directors until the Business Combination Closing) was an “independent director” under NYSE Rules during his service.

Board Structure

The Board retains the flexibility to determine whether the roles of Chief Executive Officer and Chairperson should be combined or separated, based on what the Board believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interests of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairperson, would not result in better governance or oversight.

Currently, Dr. Hu holds both Chief Executive Officer and Chairman positions. We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that our board of directors and management act with a common purpose. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and our board of directors, facilitating the regular flow of information. We also believe that it is advantageous to have a chairperson with significant history with and extensive knowledge of SES, as is the case with Dr. Hu.

We also maintain the position of a lead director (“Lead Director”), which is held by one of our independent directors. The Board believes that the responsibilities of the Lead Director help to ensure appropriate oversight of the Company’s management by the Board and optimal functioning of the Board. The effectiveness of the Lead Director is also enhanced by the Board’s majority independence, as discussed above under “Director Independence.” Our Chairperson and Lead Director are appointed annually by the Board.

Dr. Ma currently serves as our Lead Director. The responsibilities of our Lead Director include, but are not limited to, the following (for more information, see the Corporate Governance Guidelines on our website under the heading “Investors” at https://ses.ai):

●	presiding over all meetings of the Board at which the Chairperson is not present, including any executive sessions of the independent directors or the non-management directors.
●	assisting in scheduling Board meetings and approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items;
●	communicating to the CEO the results of the Board’s evaluation of CEO performance;
●	collaborating with the CEO on Board meeting agendas and approving such agendas;

●	collaborating with the CEO in determining the need for special meetings of the Board;
●	being available for consultation and direct communication if requested by major stockholders; and
●	calling meetings of the independent or non-management directors when necessary and appropriate.

Executive Sessions

Dr. Hu, as Chief Executive Officer and Chairman is currently the only employee director serving on the Board. The Board regularly meets in executive session without Dr. Hu or any other members of management present. Executive sessions of the Board are chaired by Dr. Ma as our Lead Director. Each of the standing committees of the Board also meets regularly in executive session without any members of management present.

Board Committees and Meetings

The following table summarizes the current membership of each of the standing committees of the Board.

			Nominating and	Strategic Investment
	Audit	Compensation	Corporate Governance	and Partnership
	Committee	Committee	Committee	Committee
Dr. Qichao Hu			X, Chair	X, Chair
Kent Helfrich
Dr. Jang Wook Choi*
Eric Luo*	X, Chair	X	X	X
Dr. Jiong Ma*	X	X, Chair	X	X
Michael Noonen*	X	X		X
*	INDEPENDENT DIRECTOR

Following the Business Combination Closing on February 3, 2022 through December 31, 2022 (“fiscal 2022”), each of our committees was reconstituted and there were five meetings of the Board, seven meetings of the Audit Committee, five meetings of the Compensation Committee, two meetings of the Nominating and Corporate Governance Committee and three meetings of the Strategic Investment and Partnership Committee. During fiscal 2022, no incumbent member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board and committees on which such director served (held during the period that such director served).

Our Corporate Governance Guidelines, which we adopted following the Business Combination Closing, provide that all directors are expected to make best efforts to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. This Annual Meeting is the first held by the Company following the Business Combination Closing and the first held after each member of our current Board was appointed.

Audit Committee. All members of the Audit Committee are “independent” in accordance with the NYSE Rules and rules of the U.S. Securities and Exchange Commission (the “SEC”) applicable to boards of directors in general and audit committee members in particular. The Board has determined that each member of the Audit Committee meets the requirements for financial literacy under NYSE Rules. In addition, the Board has determined that Mr. Luo qualifies as an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K,

The duties and responsibilities of the Audit Committee include:

●	those duties and responsibilities delegated to it by the Board, including overseeing our accounting and financial reporting policies and practices, as well as the integrity of our financial statements and the effectiveness of our systems of internal controls, and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;
●	being directly responsible for the appointment, retention, replacement and oversight of our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

●	pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;
●	reviewing reports from, and material written communications between, management and the independent registered public accounting firm, including with respect to issues as to the adequacy of the Company’s internal controls;
●	unless otherwise approved or ratified pursuant to the Board’s “Related Person Transaction Policy”, reviewing and approving any related person transaction that is required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC ;
●	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management; and
●	reviewing the Audit Committee Charter and the Audit Committee’s performance at least annually.

With respect to our reporting and disclosure matters, the Audit Committee is also responsible for reviewing and discussing with the independent registered public accounting firm and management our annual audited financial statements and our quarterly financial statements prior to their inclusion in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or other publicly disseminated materials in accordance with the applicable SEC rules and regulations.

The Audit Committee operates pursuant to a charter adopted by the Board. The Audit Committee Charter is available on our website under the heading “Investors” at https://ses.ai. The Audit Committee met seven times during fiscal 2022.

Compensation Committee. All members of the Compensation Committee are “independent” in accordance with the NYSE Rules and SEC rules applicable to boards of directors in general and compensation committees in particular. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee is responsible for reviewing and overseeing our compensation policies and practices, and meets regularly throughout the year to review and discuss, among other items, our compensation philosophy, changes in compensation governance, and compliance rules and best practices. With respect to executive compensation, the Compensation Committee:

●	annually reviews and approves corporate goals and objectives relevant to the compensation of our CEO and other executive officers;
●	evaluates, as a committee or together with the other independent directors (as directed by the Board), the performance of our CEO and other executive officers in light of such corporate goals and objectives, as well as their individual achievements;
●	approves and recommends to our Board for approval of the compensation of our CEO and other executive officers based on this evaluation; and
●	periodically reviews and approves of all elements of our CEO’s and other executive officers’ compensation, including cash-based and equity-based awards and opportunities, as well as any employment agreements and severance agreements, and other benefits.

Additional duties and responsibilities of the Compensation Committee include:

●	establishing and reviewing the objectives of our basic compensation policies;
●	making recommendations to our Board with respect to the adoption, amendment, termination or replacement of equity-based compensation or non-equity-based incentive compensation plans maintained by the Company;

●	establishing and periodically reviewing policies regarding senior management perquisites and expense accounts;
●	reviewing our regulatory compliance with respect to compensation matters, including SEC rules and regulations regarding stockholder approval of certain executive compensation; and
●	assessing at least annually the independence of any compensation consultant, legal counsel or other adviser to the Compensation Committee.

The Compensation Committee has engaged an independent compensation consultant, Mercer (US) Inc. (“Mercer”), to assist the Compensation Committee in developing an annual cash bonus program, equity grant program and corporate long-term incentive program applicable to the Company’s executives and employees as a portion of their compensation structure. As part of this consulting arrangement, Mercer provides peer-based benchmarking services with respect to total compensation of certain of our executive officers and employees in order to inform its recommendations. Additionally, for fiscal 2022, Mercer assisted the Compensation Committee in designing and developing our non-employee director compensation program.

The Compensation Committee operates pursuant to a written charter adopted by the Board. The Compensation Committee Charter is available on our website under the heading “Investors” at https://ses.ai. The Compensation Committee met five times during fiscal 2022.

Nominating and Corporate Governance Committee. Mr. Luo and Dr. Ma are “independent” in accordance with the NYSE Rules. The duties and responsibilities of the Nominating and Corporate Governance Committee primarily include assisting the Board in its responsibilities with respect to, among other things:

●	developing criteria and qualifications for Board membership, identifying and approving individuals who meet such criteria and are qualified to serve as directors of our Board, and selecting director nominees for our annual meetings of stockholders or to fill vacancies or newly-created directorships;
●	developing and recommending to our Board corporate governance guidelines and monitoring the Company’s compliance with such guidelines;
●	reviewing the adequacy of the Certificate of Incorporation and the Bylaws; and
●	overseeing the Company’s significant environmental, social and corporate governance and sustainability practices, policies and activities.

The Nominating and Corporate Governance Committee develops guidelines that set forth the criteria and qualifications for Board membership, including, but not limited to, minimum individual qualifications, relevant career experience and technical skills, industry knowledge and experience, financial expertise, geographic ties, familiarity with the Company’s business, independence under applicable SEC rules and regulations and the NYSE Rules, gender, ethnic and racial background and ability to work collegially with others. The Nominating and Corporate Governance Committee uses these guidelines to identify, interview and evaluate potential director candidates to determine their qualifications to serve on our Board as well as their compatibility with the culture of the Company, its philosophy and its Board and management.

When considering director candidates, the Nominating and Corporate Governance Committee and the Board seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and, as required by the Governance Guidelines, result in the Board having a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business. In addition, director nominees are expected to have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company, and to be willing and able to contribute positively to the decision-making process of the Company. We also expect nominees to be committed to understanding the Company and its industry and to regularly attend and participate in meetings of the Board and any Board committees on which they serve.

The Nominating and Corporate Governance Committee considers the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers potential director candidates. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee is responsible for conducting appropriate inquiries into the backgrounds and qualifications of potential director candidates and their suitability for service on our Board.

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders in substantially the same manner in which the Nominating and Corporate Governance Committee evaluates any other director candidate. Any such recommendation should be submitted to the Chief Legal Officer in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Chief Legal Officer, 35 Cabot Road, Woburn, MA 01801. All recommendations for nomination received by the Chief Legal Officer that satisfy the requirements under the Bylaws relating to such director nominations will be presented to the Board for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in the Bylaws. These requirements are also described under the section entitled “Stockholder Proposals for the 2024 Annual Meeting of Stockholders.”

The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The Nominating and Corporate Governance Committee Charter is available on our website under the heading “Investors” at https://ses.ai. The Nominating and Corporate Governance Committee met two times during fiscal 2022.

Strategic Investment and Partnership Committee. The members of our strategic investment and partnership committee are Dr. Hu, Dr. Ma, Mr. Luo and Mr. Noonen. Dr. Hu is the chairperson of our strategic investment and partnership committee. The strategic investment and partnership committee is responsible for overseeing the execution of strategic partnerships and transactions and approving M&A transactions, investments, joint ventures, strategic collaborations and partnerships or similar transactions proposed by our management, within parameters set for the committee from time to time by our board. The committee also provides oversight and guidance to management regarding the execution of our transactions and annual and long-term business and financial plans, and reviews and discusses transactions and related strategies with our management to make appropriate recommendations to our board of directors.

Director Nomination Agreement

In addition, we have entered into a Director Nomination Agreement with GM Ventures, pursuant to which, among other things, GM Ventures has the right to nominate one person for election to the Board for so long as GM Ventures together with its affiliates, collectively continue to beneficially own at least 5% of our fully diluted outstanding equity securities. Mr. Helfrich was nominated by GM Ventures (to serve as a Class II director) pursuant to its contractual nominating rights. For more information, see “Transactions with Related Persons—Director Nomination Agreement.”

Board and Committee Evaluations

The Nominating and Corporate Governance Committee evaluates each director and his or her assessment of the effectiveness of the Board and each committee of the Board on which he or she serves. Questionnaires are circulated annually for the full Board and for each of the four committees. The purpose of these assessments is to identify opportunities for improvement on a number of relevant metrics, including composition, conduct of meetings, relationship between the Board and management, quality and extent of resources, succession planning and strategy and performance. The Chairperson of the Nominating and Corporate Governance Committee, with the assistance of management, conducts the evaluation through these questionnaires, reviews all of the responses and reports the results to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then summarizes the evaluations and identifies areas in which the Board and its committees could improve their performance and/or composition, and discusses its findings with the Board and each of the other committees.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

Corporate Governance Guidelines. To further our commitment to sound governance, our Board has adopted the Corporate Governance Guidelines to ensure that the necessary policies and procedures are in place to facilitate the Board’s review and make decisions with respect to the Company’s business operations that are independent from management. The Corporate Governance Guidelines set forth the practices regarding Board and committee composition, selection and performance evaluations; Board meetings; director qualifications and expectations, including with respect to continuing education obligations; and management succession planning, including for the CEO. The Corporate Governance Guidelines are available on our website under the heading “Investors” at https://ses.ai.

Code of Business Conduct and Ethics. We maintain a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our directors, officers and employees, including our Chairperson and CEO, CFO and other members of management. The Code of Conduct sets forth standards of ethical business conduct, including conflicts of interest, compliance with applicable laws, rules and regulations, timely and truthful disclosure, protection and proper use of our assets and reporting mechanisms for illegal or unethical behavior. The Code of Conduct also satisfies the requirements for a code of ethics as defined by Item 406 of Regulation S-K promulgated by the SEC. We intend to disclose any future amendments to, or waivers from, the Code of Conduct within four business days of the waiver or amendment through a website posting to the extent required by the rules and regulations of the SEC and the NYSE. The Code of Conduct is available on our website under the heading “Investors” at https://ses.ai.

Stockholder Communications with the Board

Stockholders and other interested parties may communicate with our Board, or to specific individual directors of the Board, including the Chairperson of the Board, chairperson of the Audit, Compensation, Nominating and Corporate Governance or Strategic Investment and Partnership Committees, to the Lead Director, or to the independent or non-employee directors as a group, by addressing such communications to the Chief Legal Officer, 35 Cabot Road, Woburn, MA 01801. The Chief Legal Officer will forward such communications upon receipt as appropriate. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the Chairperson of our Audit Committee. Other correspondence then be directed to the group of directors, or to an individual director, as appropriate.

Board’s Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our Nominating and Corporate Governance Committee is responsible for periodically evaluating our corporate governance policies and systems in light of the governance risks that our Company faces and the adequacy of our policies and procedures designed to address such risks. Our Compensation Committee assesses and monitors whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements. Our Strategic Investment and Partnership Committee is responsible for periodically reviewing the performance of completed transactions (including integration of such acquired businesses, to the extent applicable) with our management.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of a company’s common stock (“ten-percent stockholders”) to file initial reports of ownership (Forms 3) and reports of changes in ownership (Forms 4 and 5) with the SEC. Based solely on our review of copies of such reports filed with the SEC and on written representations from our executive officers and directors, we believe that our executive officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements during our fiscal year ended December 31, 2022, with the exception of one Form 3 filed late on behalf of an entity affiliated with SK Inc. (“SK”) to report that it was a ten-percent stockholder of the Company, which was subsequently filed on September 28, 2022 and one Form 3 filed late on behalf of an entity affiliated with Tianqi Lithium Corporation (“Tianqi”) to report that it was a ten-percent stockholder of the Company, which was subsequently filed on Form 5 on February 22, 2023. These delayed reports did not involve any transactions in the Company’s Class A Common Stock but rather related to SK and Tianqi becoming ten-percent stockholders in connection with the Business Combination Closing.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee is solely responsible for the appointment, evaluation, compensation, retention, and, if appropriate, termination of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report of the Company’s financial statements. The Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2023. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Stockholder approval is not required to appoint KPMG LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2023. Our Board believes, however, that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its stockholders. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement as they desire and are expected to be available to respond to appropriate questions from stockholders who attend the Annual Meeting.

Audit Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2022 and 2021 by KPMG LLP:

	2022	2021
Audit Fees(1)	$3,177,992	$1,567,231
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total:	$3,177,992	$1,567,231
(1)	Audit Fees represent the aggregate fees billed for professional services rendered for the audits of the annual financial statements and the Company’s internal control over financial reporting; for review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q filings; for the audits and reviews of certain of our subsidiaries; and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
(2)	Audit-Related Fees, if any, represent the aggregate fees billed for assurance and other services related to the performance of the audit or review of our consolidated financial statements and that are not reported under paragraph (1) above. These services include due diligence related to mergers and acquisitions and consultation concerning financial accounting and reporting standards.
(3)	Tax Fees, if any, represent the aggregate fees billed for international tax compliance, tax advice, and tax planning services.
(4)	All Other Fees, if any, represent fees billed for all other services.

Audit Committee Pre-Approval Procedures for Independent Registered Public Accounting Firm

The Audit Committee has sole authority to engage and determine the compensation of our independent registered public accounting firm. The Audit Committee also is directly responsible for evaluating the independent registered public accounting firm, reviewing and evaluating the lead partner of the independent registered public accounting firm and overseeing the work of the independent registered public accounting firm. In addition, and pursuant to its charter and the Company’s Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee annually reviews and pre-approves the audit services to be provided by KPMG LLP, and also reviews and pre-approves the engagement of KPMG LLP for the provision of other services during the year, including audit-related, tax and other permissible non-audit. For each proposed service, the Company’s management and the independent registered public accounting firm are required to jointly submit to the Audit Committee detailed supporting documentation at the time of approval to permit the Audit Committee to make a determination as to whether the provision of such services would impair the independent registered public accounting firm’s independence, and whether the fees for the services are appropriate.

Since becoming a publicly listed company (following IVAN’s initial public offering) all of the services performed by our independent registered public accounting firm were pre-approved by the audit committee.

Changes in Independent Registered Public Accounting Firm

As previously disclosed in the Current Report on Form 8-K filed with the SEC on April 18, 2022 (the “April 18, 2022 Form 8-K”), following the Business Combination Closing, the Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and approved the dismissal of Withum Smith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm on April 15, 2022, effective on the same day. Prior to the Business Combination, Withum served as IVAN’s independent registered public accounting firm and KPMG LLP served as SES’s independent registered public accounting firm.

The reports of Withum on the Company’s financial statements as of and for the two most recent audited fiscal years ended December 31, 2021 and December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from July 8, 2020 (inception) to December 31, 2021, and during the subsequent interim period through April 15, 2022, there were no disagreements between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such years.

During the period from July 8, 2020 (inception) to December 31, 2021, and during the subsequent interim period through April 15, 2022, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended) other than the material weakness in internal controls identified by management related to the classification of a portion of IVAN’s Class A Common Stock in permanent equity rather than temporary equity and the Company’s accounting for warrants issued in connection with the initial public offering and private placement of securities, which resulted in the restatement of IVAN’s consolidated balance sheet as of January 11, 2021 and its interim consolidated financial statements for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, as set forth in IVAN’s Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on November 29, 2021, Form 10-Q/A for the quarter ended September 30, 2021 as filed with the Securities and Exchange Commission on December 21, 2021, and Form 8-K/A as of January 11, 2021 as filed with the Securities and Exchange Commission on December 21, 2021.

The Company provided Withum with a copy of the foregoing disclosures and requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Withum’s letter, dated April 18, 2022, was filed as Exhibit 16.1 to the April 18, 2022 Form 8-K.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent directors, as required by and in compliance with SEC rules and regulations and the NYSE Rules. The Audit Committee operates pursuant to a written charter adopted by the Board.

The Audit Committee is responsible for assisting the Board in its oversight responsibilities related to accounting policies, internal controls, financial reporting, and legal and regulatory compliance. Management of the Company has the primary responsibility for the Company’s financial reporting processes, principles and internal controls as well as the preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States (“U.S. GAAP”). In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2022 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Submitted by the Audit Committee of the Company’s Board.

Eric Luo, Chair
Dr. Jiong Ma
Michael Noonen

PROPOSAL 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions below. We refer to this non-binding advisory vote as the “say on pay” vote. While the results of the “say on pay” vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

We are asking stockholders to indicate their support for the compensation of our named executive officers for fiscal 2022 as described in this Proxy Statement. In considering their vote, stockholders may wish to review the information on our compensation policies and decisions regarding the named executive officers, as presented in the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures on pages 27 to 43, as well as the discussion regarding the Compensation Committee on pages 12 to 13.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FISCAL 2022 COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4—NON-BINDING VOTE ON FREQUENCY OF STOCKHOLDER

VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to approve, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding “say on pay” vote in Proposal No. 3 on page 19), should occur every one, two or three years. While the results of the vote on this Proposal No. 4 are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote when making future decisions regarding the frequency of future “say on pay” votes.

After careful consideration, our Board has determined that a “say on pay” vote every year is the best approach for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. We believe that a one-year frequency is most consistent with the Company’s approach to compensation for the following reasons:

●	We believe that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices, as disclosed in the annual meeting proxy statement that we file every year.
●	We believe that an annual advisory vote on executive compensation is consistent with our policy of seeking input from our stockholders on matters relating to corporate governance and on our executive compensation philosophy, policies and practices, even though such policy is not required by law.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among our directors and executive officers. Biographies of our executive officers who are not also directors are listed below. For information on Dr. Qichao Hu, see “Continuing Members of the Board of Directors” under Proposal No. 1 – Election of Directors. Ages set forth below are as of April 1, 2023.

Name	Position
Dr. Qichao Hu	Chief Executive Officer and Chairman
Rohit Makharia	President and Chief Operating Officer
Jing Nealis	Chief Financial Officer
Yongkyu Son	Chief Technology Officer
Hong Gan	Chief Science Officer
Kyle Pilkington	Chief Legal Officer
Gang “Daniel” Li	Chief Manufacturing Officer

Rohit Makharia. Mr. Makharia, 45, serves as the Company’s President and Chief Operating Officer. He currently serves as the President and Chief Operating Officer of SES, a position he has held since March 2021. Mr. Makharia served as Senior Investment Manager and Partner at GM Ventures, which is a shareholder of SES, from 2014 to 2021. During his tenure at GM Ventures, he served on the board of multiple early-stage and high-growth companies, including SES, as a Director or an Observer. He previously led the battery cell development at GM Global Battery Systems from 2012 to 2014, served as Manager & Senior Staff Engineer, Electrochemical Energy Lab from 2007 to 2012, and Project/Senior Engineer, Fuel Cell Activities, from 2002 to 2006. Mr. Makharia earned a MS from University of Rochester in Chemical Engineering and a BS from Mumbai University in 1999.

Jing Nealis. Ms. Nealis, 44, serves as the Company’s Chief Financial Officer. She currently serves as SES’s Chief Financial Officer, a position she has held since March 2021. Ms. Nealis served as Senior Director, Corporate Finance at View Inc., from 2019 until March 2021. Previously, she served as Chief Financial Officer of SunPower Systems International Ltd. from 2017 until 2019, after having served in the same role in the International Division of Shunfeng International Clean Energy Ltd from 2014 until 2017. From 2012 to 2014, Ms. Nealis was Finance Director/Global Tax Director of Suntech Power, prior to which she was a manager at Deloitte from 2006 to 2012 and worked at Deloitte offices in Chicago, Shanghai, and Hong Kong. Ms. Nealis earned her MS in Accounting from the University of Hawaii and her Bachelor’s in International Business from China University of Petroleum in Beijing.

Yongkyu Son. Mr. Son, 48, serves as the Company’s Chief Technology Officer. He currently serves as SES’s Chief Technology Officer, a position he has held since 2020. Prior to that, he was SES’s Director of Cell Engineering from 2018 to 2020 and SES’s Principal Engineer from 2016 to 2018. Mr. Son led LV battery at Apple Inc. from 2015 to 2016. He previously served as a Senior Research Scientist at Johnson Controls Inc. from 2010 to 2015 leading an awarded DOE project—Low cost manufacturing as a principle investigator. He had worked as a cell development engineer at Samsung SDI from 2002 to 2006 and as a material development team manager at A123 Korea from 2008 to 2009 and as a senior cell engineer at SK Innovation from 2009 to 2010 leading PHEV battery development project. Mr. Son earned an MS in Chemistry from Sungkyunkwan University.

Dr. Hong Gan. Dr. Gan, 62, serves as the Company’s Chief Science Officer. He currently serves as SES’s Chief Science Officer, a position he has held since 2020. Dr. Gan was previously SES’s Director of Research & Development from 2018 to 2020. From 2013 to 2018, he was Group Leader of the Energy Storage Group at the Sustainable Energy Department at the Brookhaven National Laboratory, and from 2011 to 2013, he was Senior Director of Research & Development at Enevate Corporation. From 1993 to 2011, Dr. Gan held various positions at Greatbatch Medical, culminating in his roles as Director, Battery Research and Director, Research & Development Power Sources, Primary Battery. Dr. Gan earned his PhD in Chemistry from the University of Chicago in 1990, and his BS in Chemistry from Peking University in 1982.

Kyle Pilkington. Mr. Pilkington, 41, serves as the Company’s Chief Legal Officer. He currently serves as SES’s Chief Legal Officer, a position he has held since July 1, 2022. Mr. Pilkington previously served as SES’s Vice President, Legal from April 2022 to July 2022, and prior to that, was Associate General Counsel at International Game Technology PLC from March 2020 to April 2022. From 2019 to 2020, Mr. Pilkington was Of Counsel at Gibson, Dunn & Crutcher LLP in Singapore. Prior to that, Mr. Pilkington was a Local Principal at Baker & McKenzie from 2010 to 2019 and prior to that he was an associate at Sullivan & Cromwell LLP. Mr. Pilkington earned a BA in Economics at Middlebury College and a JD at the University of Chicago Law School.

Gang “Daniel” Li. Mr. Li, 55, serves as the Company’s Chief Manufacturing Officer. He currently serves as SES’s Chief Manufacturing Officer, a position he has held since March 27, 2023. Mr. Li previously served as Senior Vice President, Hyzon Motors from July 2021 to March 2023. Prior to that, he was General Manager at A123 Systems from March 2020 to July 2021 and Deputy General Manager at Wanxiang A123 Systems Corp from June 2020 to July 2021. Mr. Li served as Executive Vice President of Wanxiang Clean Energy USA from August 2012 to July 2021. Mr. Li earned a Masters in Engineering and a BS in Materials Science from Tsinghua University in Beijing, China.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our Class A Common Stock as of April 12, 2023 by:

●	each of our current directors;
●	each of our named executive officers;
●	all of our current directors and executive officers as a group; and
●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is a beneficial owner of more than 5% of the outstanding Class A Common Stock or Class B Common Stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days of April 12, 2023. Shares subject to warrants, options or restricted stock units that are currently exercisable or exercisable within 60 days of April 12, 2023 or that vest within 60 days of April 12, 2023 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of shares of our Class A Common Stock is based on 305,952,789 shares of our Class A Common Stock, including 26,000,151 earn-out Shares in the form of Class A Common Stock (including restricted Class A Common Stock or “Earn-Out Shares”), and 43,881,251 shares of Class B Common Stock, including 3,999,796 founder earn-out shares (“Founder Earn-Out Shares”), in each case, issued and outstanding as of April 12, 2023. The Earn-Out Shares and the Founder Earn-Out Shares were placed into escrow at the closing of the Business Combination and will vest on the date that the closing price of the shares of Class A Common Stock equals or exceeds $18.00 during the period beginning on the date that is one year following the closing of the Business Combination and ending on the date that is five years following the Closing (the “Earn-Out Period”). The restricted Earn-Out Shares are subject to vesting based on the same terms as other Earn-Out Shares and are also subject to forfeiture if such recipient’s service with the Company terminates prior to the vesting. During the Earn-Out Period, the holders of the Earn-Out Shares and Founder Earn-Out Shares are entitled to exercise the voting rights carried by each Earn-Out Share or Founder Earn-Out Share, as applicable, and are entitled to receive any dividends or other distributions made in respect thereof while such shares remain in escrow.

Percentage of voting power is calculated based on one vote per share for each share of Class A Common Stock and ten votes per share for each share of Class B Common Stock. The table is based upon information supplied by officers, directors and greater-than-5% beneficial owners, Section 13(d) filings made with the SEC and other SEC filings under Section 16 of the Exchange Act.

	Number of		Number of
	shares of	% of	Shares of	% of
	SES	SES	SES	SES	% of
	Class A	Class A	Class B	Class B	Total
Name and Address of Beneficial Owner	common stock	common stock	common stock	common stock	Voting Power**
Directors & named executive officers(1)
Dr. Qichao Hu(2)	311,956	*	43,881,251	100%	58.7%
Jing Nealis(3)	1,905,776	*	—	—	*
Rohit Makharia(4)	4,137,587	1.3%	—	—	*
Hong Gan(5)	1,503,694	*	—	—	*
Yongkyu Son(6)	1,957,230	*	—	—	*
Joanne Ban(7)	1,335,494	*	—	—	*
Dr. Jang Wook Choi(8)	33,519	*	—	—	*
Kent Helfrich	—	*	—	—	*
Eric Luo(8)	33,519	*	—	—	*
Dr. Jiong Ma(8)	33,519	*	—	—	*
Michael Noonen(8)	33,519	*	—	—	*
All current directors and executive officers as a group (12 individuals)(9)	9,960,373	3.2%	43,881,251	100%	59.7%
Greater-than-5% beneficial owners
Dr. Qichao Hu(2)	311,956	*	43,881,251	100%	58.7%
Long Siang Pte. Ltd.(10)	27,280,647	8.8%	—	—	3.6%
Vertex Legacy Continuation Fund Pte. Ltd.(11)	32,256,315	10.4%	—	—	4.3%
General Motors Ventures LLC and General Motors Holdings LLC(12)	33,056,337	10.7%	—	—	4.4%
Tianqi Lithium HK Co., Ltd.(13)	30,522,386	9.9%	—	—	4.1%
Affiliates of Temasek Holdings (Private) Limited(14)	34,675,757	11.2%	—	—	4.6%
SK Inc.(15)	42,007,759	13.6%	—	—	5.6%
*	Indicates beneficial ownership of less than 1%.
**

Percentage of total voting power represents the combined voting power with respect to all shares of Class A Common Stock and Class B Common Stock, voting as a single class. As described elsewhere in this Proxy Statement, subject to certain conditions, each share of Class B Common Stock is entitled to 10 votes per share and each share of Class A Common Stock is entitled to one vote per share.

(1)	The business address of each of these stockholders is c/o SES AI Corporation, 35 Cabot Road, Woburn, MA 01801.
(2)	Includes (i) 25,000 shares of Class A common stock, 9,182 Earn-Out Shares, 91,554 shares of Class A common stock underlying SES options and 186,220 shares of Class A common stock underlying RSUs, in each case held directly by Dr. Qichao Hu; (ii) 30,716,882 shares of our Class B common stock, 2,799,859 of which are Founder Earn-Out Shares, held directly by Dr. Hu and (iii) an aggregate of 13,164,369 shares of Class B common stock, 1,199,937 of which are Founder Earn-Out Shares, held by various trusts affiliated with Dr. Hu. These trusts consist of: (i) Qichao Hu 2021 Irrevocable Trust U/A/D March 31, 2021; (ii) Qichao Hu Family Delaware Trust U/A/D March 31, 2021; and (iii) Qichao Hu 2021 Annuity Trust March 31, 2021 (collectively, the “Trusts”), each owning 4,388,123 shares of Class B common stock and 399,979 Founder Earn-Out Shares.
(3)	Consists of 667,437 shares of Class A common stock underlying SES options, 74,488 shares of Class A common stock underlying RSUs, and 1,163,851 shares of Class A common stock, 267,755 of which are Earn-Out Shares.
(4)	Consists of 3,426,407 shares of Class A common stock underlying SES options and 711,180 Earn-Out Shares.
(5)	Consists of 1,223,634 shares of Class A common stock underlying SES options, 93,110 shares of Class A common stock underlying RSUs, and 186,950 shares of Class A common stock, 186,950 of which are Earn-Out Shares.

(6)	Consists of 1,535,102 shares of Class A common stock underlying SES options, 93,110 shares of Class A common stock underlying RSUs, and 329,018 shares of Class A common stock, 305,218 of which are Earn-Out Shares.
(7)	Consists of 1,335,494 shares of Class A common stock underlying SES options.
(8)	Consists of 33,519 shares of Class A common stock underlying RSUs.
(9)	Includes shares beneficially owned by (i) all directors, (ii) all named executive officers (other than Ms. Ban), and (iii) all other executive officers (namely, Mr. Pilkington and Mr. Li).
(10)	Consists of (i) 24,803,118 shares of Class A common stock and (ii) 2,477,529 Earn-Out Shares. Long Siang Pte. Ltd. (“Long Siang”) is the record holder of the shares of Class A common stock. As a shareholder of Long Siang, Xie Huefeng may be deemed to have beneficial ownership over the shares of Class A common stock directly owned by Long Siang. The principal business address of all persons named in this footnote is 238 Orchard Boulevard, #24-05, Singapore 237973.
(11)	As of February 2, 2022, based on information provided in a Schedule 13G filed February 10, 2022. Consists of (i) 29,361,711 shares of Class A common stock and (ii) 2,894,604 Earn-Out Shares. Vertex Legacy Continuation Fund Pte. Ltd. (“VLCF”) is the record holder of the shares of Class A common stock. Vertex Legacy Fund (SG) LP (“VLFSG”) is the 100% shareholder of VLCF. VLC GP Pte. Ltd. (“VLCGP”) is the general partner of VLFSG and has appointed Vertex Ventures SEA Management Pte. Ltd. (“VVSEAMPL”) to serve as the fund manager of VLCF. VVSEAMPL is deemed to have dispositive and voting power over the shares of Class A common stock directly owned by VLCF pursuant to a management agreement between VLFSG and VVSEAMPL, whereby dispositive and voting decisions require the majority approval of the members of an investment committee established by VVSEAMPL. The principal business address of all persons named in this footnote is 250 North Bridge Road, #11-01 Raffles City Tower, Singapore 179101.
(12)	As of February 3, 2022, based on information provided in a Schedule 13D filed February 14, 2022. Consists of (i) 30,134,387 shares of Class A common stock and (ii) 2,921,950 Earn-Out Shares. GM Ventures is the record holder of 21,090,498 shares of Class A common stock and 2,085,124 Earn-Out Shares. GM Holdings is the record holder of 9,043,889 shares of Class A common stock and 836,826 Earn-Out Shares. GM Ventures is a wholly owned subsidiary of GM Holdings. GM Holdings is a wholly owned subsidiary of General Motors Company (“GM”). GM may be deemed to share beneficial ownership over the shares of Class A common stock directly owned by GM Ventures and GM Holdings, and GM Holdings may be deemed to share beneficial ownership over the shares of Class A common stock directly owned by GM Ventures. The principal business address of each of all persons named in this footnote is 300 Renaissance Center, Detroit, MI, 48265.
(13)	As of December 31, 2022, based on information provided in a Schedule 13G filed February 22, 2023. Consists of (i) 27,740,256 shares of Class A common stock and (ii) 2,782,130 Earn-Out Shares. Tianqi Lithium HK Co., Limited (“Tianqi HK”) is the record holder of such shares of Class A common stock. Tianqi HK is wholly owned by Chengdu Tianqi Lithium Limited (“Tianqi Limited”), and Tianqi Lithium is wholly owned by Tianqi Lithium Corporation (“Tianqi Lithium”). Tianqi Limited and Tianqi Lithium may thus be deemed to share beneficial ownership over the shares of Class A common stock owned by Tianqi HK. The principal business address of all persons named in this footnote is No.10 East Gaopeng Road, Chengdu, Sichuan 610041, China.
(14)	As of February 3, 2022, based on information provided in a Schedule 13G filed February 14, 2022. Anderson Investments Pte. Ltd. (“Anderson”) is the record holder of 25,882,916 shares of Class A common stock and 2,595,854 Earn-Out Shares. Aranda Investments Pte. Ltd. (“Aranda”) is the record holder of 5,632,129 shares of Class A common stock and 564,858 Earn-Out Shares. Anderson is a direct wholly-owned subsidiary of Thomson Capital Pte. Ltd. (“Thomson”), which in turn is a direct wholly-owned subsidiary of Tembusu Capital Pte. Ltd. (“Tembusu”). Aranda is a direct wholly-owned subsidiary of Seletar Investments Pte. Ltd. (“Seletar”), which in turn is a direct wholly-owned subsidiary of Temasek Capital (Private) Limited (“Temasek Capital”). Each of Tembusu and Temasek Capital is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek Holdings”). In such capacities, each of Thomson, Tembusu, and Temasek Holdings may be deemed to have beneficial ownership over the shares of Class A common stock directly owned by Anderson, and each of Seletar, Temasek Capital and Temasek Holdings may be deemed to have beneficial ownership over the shares of Class A common stock directly owned by Aranda. The principal business address of all persons named in this footnote is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.
(15)	As of December 31, 2022, based on information provided in a Schedule 13G filed February 9, 2023. Consists of (i) 38,178,731 shares of Class A common stock issued at Closing and (ii) 3,829,028 Earn-Out Shares. SK, Inc. is the

record holder and ultimate beneficial owner of such shares of Class A common stock. The principal business address of SK, Inc. is 26, Jong-ro, Jongno-gu, Seoul, South Korea 03188.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion analyzes our executive compensation program with respect to our named executive officers for the year ended December 31, 2022 and the material elements of the compensation packages awarded to such officers. The individuals whose compensation is discussed below are:

●	Dr. Qichao Hu, our Chairman of the Board and CEO;
●	Jing Nealis, our CFO;
●	Rohit Makharia, our President and Chief Operating Officer;
●	Dr. Hong Gan, our Chief Science Officer;
●	Yongkyu Son, our Chief Technology Officer; and
●	Joanne Ban, our former Chief Legal Officer.

We collectively refer to these individuals as our “named executive officers.”

None of IVAN’s executive officers received any compensation for services rendered to IVAN prior to the Business Combination Closing. Ms. Ban served as our Chief Legal Officer until June 30, 2022, after which she was succeeded by Mr. Pilkington. Ms. Ban currently acts as Advisor to the CEO, which is a non-executive-officer role governed by an advisory agreement with the Company. Details regarding the employment agreements with our named executive officers and Ms. Ban’s advisory agreement can be found in the narrative disclosure to the Summary Compensation Table set forth below.

2022 Financial and Operational Highlights

During 2022, we continued to work towards developing and initially producing A-Sample batteries with specifications required by our original equipment manufacturing (“OEM”) partners for their EVs. Our efforts resulted in seven and 18 newly granted patents and trademarks, respectively, and the construction of our pilot facilities in Shanghai, China and Chungju, South Korea. The Shanghai pilot facility was ready-to-use in March 2022 and fully operational in the third quarter of 2022, while the Chungju pilot facility was ready-to-use in September 2022 and fully operational in the fourth quarter of 2022. Our available liquidity, defined as cash and cash equivalents and short-term investments in marketable securities, was $390 million as of December 31, 2022.

Executive Compensation Highlights

Overall, our 2022 executive compensation reflects a combination of salary, cash incentives and equity awards. For fiscal 2022 we established our first annual cash incentive program as a public company based on the achievement of objective company performance measures, as described below under “Annual Cash Incentive Program”, and we granted equity awards that align our compensation program with long term shareholder value.

Compensation Philosophy and Objectives

Our compensation program is centered on a pay-for-performance philosophy and is designed to reward our named executive officers for their abilities, experience and efforts. The compensation programs we offer directly influence our ability to attract, retain and motivate the highly-qualified and experienced professionals who are vital to our success as a company.

We believe that having compensation programs designed to align executive officers’ interests with those of the Company and its stockholders in achieving positive business results and to reinforce accountability is the cornerstone to successfully implementing and achieving our strategic plans. In determining the compensation of our named executive officers, we are guided by the following key principles:

●	Attract, Retain, Motivate and Reward. Attract, retain, motivate and reward highly qualified and talented executives who possess the skills to achieve innovation and growth objectives in a competitive industry for rechargeable batteries.
●	Pay for Performance. Align executive compensation with performance against our short-term and long-term company performance objectives by rewarding results that meet or exceed our growth and profitability goals.
●	Competitive Compensation. Set executive compensation at levels competitive with peer companies and consistent with market practice.
●	Stockholder Alignment. Align executive interests with those of our stockholders to create long-term value by rewarding our executives for their contributions to the Company.

We seek to maintain a performance-oriented culture and a compensation approach that rewards our named executive officers when we achieve our goals and objectives, while putting at risk an appropriate portion of their compensation if our goals and objectives are not achieved. Consistent with this philosophy, we have sought to create an executive compensation package that balances short-term versus long-term components, cash versus equity elements and fixed versus contingent payments in ways that we believe are most appropriate to motivate our named executive officers.

Compensation Governance

Role of the Compensation Committee and Management

Executive compensation and related decisions, including the strategic oversight of our compensation and benefit programs, are made by the Compensation Committee. The Compensation Committee is responsible for establishing and overseeing the overall compensation structure, policies and programs of the company and assessing whether our compensation structure resulted in appropriate compensation levels and incentives for the executive management of the company.

The Compensation Committee works with the CEO and the CFO, who make recommendations consistent with the guidelines established by the Compensation Committee for each element of compensation for our executives. The Compensation Committee evaluates the total compensation packages for our executives after considering these recommendations and evaluating the competitive market for executive talent, the Company’s performance relative to its competitors and the past compensation paid to each of our executives.

After considering such factors as the nature and responsibilities of each named executive officer’s position, the named executive officer’s experience, the Company’s achievement of corporate goals, the named executive officer’s achievement of individual goals and other relevant considerations, together with consideration of the executive compensation philosophy described above, the Compensation Committee sets the annual compensation of our named executive officers. The compensation for each of our named executive officers is set and recommended for adoption at meetings of the Compensation Committee generally held in the first half of each year.

Role of the Compensation Consultant

The Compensation Committee has engaged an independent compensation consultant, Mercer, to assist the Committee in evaluating the recommendations and guidance being provided in the development and creation of the executive compensation plan. Mercer regularly participates in the Compensation Committee meetings and provides guidance and advice to the Compensation Committee. The Compensation Committee has evaluated whether any work provided by Mercer raised any conflict of interest and determined that it did not.

The Company has separately engaged Mercer as its compensation consultant to assist in the development of SES’s compensation strategy and to provide guidance in building the executive compensation structure. As part of this consulting arrangement, Mercer provides compensation market data, executive compensation guidance, recommendations on compensation structures, as well as ongoing guidance with performance based executive compensation programs.

To assist the Company and the Compensation Committee in its review and evaluation of each of these areas, Mercer established a peer group composed of 21 companies described below. The peer group, which has been reviewed and approved by the Compensation Committee, was selected based on weighted parameters and financial information and was intended to ensure that the Company remains within a reasonable range of the peer median in terms of revenue, headcount, and market value (our “Fiscal 2022 Peer Group”).

Fiscal 2022 Peer Group

ACM Research, Inc. Ambarella, Inc. Canoo Inc. CEVA, Inc. Chargepoint Holdings, Inc. Eos Energy Enterprises, Inc. Fisker Inc.	FuelCell Energy, Inc. Hylion Holdings Corp. Lordstown Motors Corp Luminar Technologies, Inc. Nikola Corporation nLight, Inc. Plug Power Inc.	Quantumscape Corporation Rambus, Inc. Romeo Power, Inc. SiTime Corporation Stem, Inc. Velodyne Lidar, Inc. Workhouse Group Inc.

“Say on Pay” Vote on Executive Compensation

Until fiscal 2023, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and thus not required to hold a “say on pay” vote on the compensation of our named executive officers. At the 2023 Annual Meeting of Shareholders, we will be conducting our first “say on pay” vote as described in Proposal No. 3 of this Proxy Statement. Because we value the opinions of our shareholders, our Board and the Compensation Committee will consider the outcome of the “say on pay” vote, and the related “say on frequency” vote described in Proposal No. 4 of this Proxy Statement, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

Components of Compensation

Overview

Compensation for our named executive officers consists of the following key components:

●	base salary;
●	annual cash incentive opportunities; and
●	equity-based awards.

The first component of our named executive officers’ compensation is base salary, which is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The second component is an annual cash incentive opportunity, which is based on both individual performance of the named executive officer and the overall performance of SES, generally in accordance with performance milestones established by the Compensation Committee. The performance goals differ from executive to executive, and each executive’s target annual bonus opportunity is equal to a predetermined percentage of his or her base salary. These annual cash incentive opportunities are intended to link the pay of each named executive officer directly to the achievement of annual performance objectives. We believe this compensation component aligns the interests of our named executive officers with the interests of our stockholders in the pursuit of short- to medium-term performance that should create value for our stockholders.

The third component is equity-based awards, which provide a long-term incentive component to the compensation packages of our named executive officers. The equity-based awards that we grant to our named executive officers align a portion of our named executive officers’ compensation to the interests of our investors and to each other, further reinforcing collaborative efforts for their mutual success. We believe that equity-based compensation also fosters a long-term commitment from our named executive officers to the Company and balances the shorter-term cash components of compensation that we provide.

Base Salary

We provide each named executive officer with a base salary for the services that the executive officer performs for us. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries are reviewed annually and may be increased based on the individual performance of the named executive officer, company performance, any change in the executive’s position within our business, the scope of their responsibilities and market data. In March 2022, the Compensation Committee increased the base salaries of our named executive officers, effective April 1, 2022, from $350,000 to $530,000 for Dr. Hu, from $350,000 to $470,000 for Ms. Nealis, from $325,000 to $505,000 for Mr. Makharia, from $275,000 to $335,000 for Dr. Gan, from $275,000 to $335,000 for Mr. Son and from $275,000 to $335,000 for Ms. Ban, respectively, in order to recognize their performance and to align their base salaries with the competitive marketplace. These base salaries reflect, for fiscal 2022, the elimination of a standalone monthly general allowance paid in prior years and the addition of its annualized amount to base salary.

Annual Cash Incentive Program

We maintain an Annual Incentive Plan (the “AIP”) for executive officers providing them the opportunity to receive competitive annual cash bonuses based on the achievement of short-term performance goals which we believe are critical to the creation of long-term stockholder value. Historically, the annual bonuses have covered performance from April 1 of one fiscal year until March 31 of the following fiscal year. Beginning in 2022, the Compensation Committee changed the performance period to align with our fiscal year ending on December 31 each year. Near the beginning of each year, the Compensation Committee selects the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash incentive opportunities for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the Compensation Committee determines the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. The annual cash incentives may be paid in cash or equity at the discretion of the Compensation Committee.

Cash Incentive Target Amounts. Under the AIP for fiscal 2022, each named executive officer’s annual target incentive opportunity was a percentage of their eligible base salary, that were targeted at a level that represented a meaningful portion of each named executive officer’s base salary and were competitive with our peers. The target awards as a percentage of salary were as follows: for Dr. Hu, 100% (representing a 100% increase from fiscal 2021); for Ms. Nealis, 60% (representing a 100% increase from fiscal 2021); for Mr. Makharia, 60% (representing a 100% increase from fiscal 2021); for Dr. Gan, 50% (representing a 67% increase from fiscal 2021); for Mr. Son, 50% (representing a 67% increase from fiscal 2021); and for Ms. Ban, 50% (representing a 67% increase from fiscal 2021).

In addition, under the AIP for fiscal 2021 that covered the period from April 1, 2021 to March 31, 2022, the target annual bonus opportunity for Dr. Hu was 50% of his annual base salary for fiscal 2021 and the target bonus opportunities for each of Mr. Makharia, Ms. Nealis, Dr. Gan, Mr. Son and Ms. Ban was 30% of their respective annual base salaries for fiscal 2021. The performance targets under the AIP for fiscal 2021 were based on both individual performance of the executive officer and the overall performance of the Company. The performance goals differed from executive to executive.

Key Performance Targets. The amount that each named executive officer was eligible to earn under the fiscal 2022 AIP was based 100% on such executive officer’s achievement against key performance targets. We undergo a rigorous process to ensure our targets are challenging, aligning management incentives with enhancement of long-term stockholder value. We believe that these high and demanding targets, when looked against the payouts, helped to maintain a solid and balanced incentive structure. The key performance targets are shown below.

●	Dr. Hu’s key performance targets were the same as those applicable to our other executive officers and include goals related to acquisitions and strategic partnerships, scientific achievements related to battery development (including optimizing battery safety and performance, scaling up cell assembly, and anode and electrolyte development), development of intellectual property and operating efficiently as a public company;
●	Ms. Nealis’s key performance targets were to establish robust cash management, investor relations, and fundraising systems;

●	Mr. Makharia’s key performance target was to execute acquisitions and strategic partnerships in key strategic areas for the Company;
●	Dr. Gan’s key performance targets were related to electrolyte development, cell engineering, modeling and failure mechanisms;
●	Mr. Son’s key performance targets were related to anode and cell development; and
●	Ms. Ban’s key performance target was related to ensuring compliance with public company regulations while maintaining efficiency.

Following its review of the achievement of the key performance targets listed above as of December 31, 2022, the Compensation Committee determined some, but not all, of the key performance targets had been achieved, representing 60% of the key performance targets and therefore that the maximum payout percentage for any named executive officer for performance in fiscal 2022 would be 60% of their target incentive opportunity.

AIP Payouts for Fiscal 2022. The Compensation Committee considered each named executive officer’s performance during the fiscal year against the pre-established individual key performance targets discussed above. Following this review, the Compensation Committee determined that each of Dr. Hu, Ms. Nealis and Dr. Gan achieved 100% of their respective key performance targets and that Mr. Makharia achieved 75% of his key performance targets (due to the Company pausing acquisition discussions as a result of macroeconomic conditions)and that Mr. Son achieved 0% of his key performance targets (as responsibility for anode and cell development was transferred to the Chief Science Officer during the year). Therefore, the Compensation Committee determined that the payout percentage earned for Dr. Hu was 60 percent, for Ms. Nealis was 60 percent, for Mr. Makharia was 45 percent, for Dr. Gan was 60 percent, and for Mr. Son was 0 percent. As Ms. Ban resigned from the Company in June 2022, she was not eligible to receive a payout.

Based on the performance results described above, Dr. Hu earned an AIP cash payout of $318,000 (based on the 60% performance factor earned), Ms. Nealis earned an AIP cash payout of $169,200 (based on the 60% performance factor earned), Mr. Makharia earned an AIP cash payout of $136,350 (based on the 45% performance factor earned) and Dr. Gan earned an AIP cash payout of $100,500 (based on the 60% performance factor earned). Mr. Son did not earn an AIP cash payout for fiscal 2022 as his performance did not meet the minimum threshold for his pre-established key performance targets.

Pursuant to the AIP for fiscal 2021, the annual cash bonus earned by each named executive officer prorated for the portion of the period from January 1 to March 31 in fiscal 2022 was $43,750 for Dr. Hu, $26,250 for Ms. Nealis, $26,250 for Mr. Makharia, $20,625 for Mr. Son, $20,625 for Dr. Gan, and $20,625 for Ms. Ban.

Equity Incentive Awards

SES previously maintained the 2021 Share Incentive Plan (the “Old 2021 Plan”), which provided for the discretionary grant of incentive stock options, non-statutory stock options, and restricted share awards to eligible employees, officers, directors, consultants or advisors of SES, including the named executive officers. Following its approval by stockholders in the Business Combination Closing, the Company adopted the 2021 Incentive Award Plan (the “New 2021 Plan”). The New 2021 Plan enables the Company to grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, other share based awards and cash awards to directors, employees, consultants and advisors to improve the ability of the Company to attract and retain key personnel upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. While awards remain outstanding under the Old 2021 Plan, we stopped making grants under the Old 2021 Plan following the adoption of the New 2021 Plan.

In fiscal 2022, each of the named executive officers, other than Mr. Makharia, were granted equity incentive awards under the New 2021 Plan. These awards are designed to align a portion of our named executive officers’ compensation with the interests of our existing stockholders and to build retention value by incentivizing our named executive officers to remain in our service.

In April 2022, the Compensation Committee granted initial equity grants to each of our named executive officers under the New 2021 Plan, other than Mr. Makharia, who did not receive an equity grant in 2022 because the Compensation Committee determined that the value of his pre-existing equity awards provided an appropriate level of compensation for him during fiscal 2022. The grants are composed 50% of RSUs and 50% of PSUs, with the following aggregate grant date fair values: for Dr. Hu, $7.9 million; for Ms. Nealis, $3.2 million; for Dr. Gan, $4.0 million, for Mr. Son, $4.0 million and for Ms. Ban, $3.2 million. Ms. Ban forfeited the RSUs and PSUs granted to her in fiscal 2022 upon her resignation from the Company in June 2022. These grant date fair values assume a payout of 100% of PSUs granted, which is the maximum amount that may be earned. The RSUs vest in three equal annual installments starting one year from the date of grant, subject to the executive officer’s continued service on each such vesting date. The PSUs vest in one installment following a three-year performance period from the date of grant, subject to the achievement of share price performance targets and the executive officer’s continued service on such vesting date. A specified percentage of the target number of PSUs will vest based on the average closing price of our shares of Class A Common Stock (the “Average Closing Price”) during any consecutive 100-calendar-day period within the three-year performance period (with the percentage vesting based on certain threshold Average Closing Prices (the “Share Price Thresholds”)), assuming that the Average Closing Price during the last 30-calendar-day period in the three-year performance period also exceeds the highest Share Price Threshold achieved during any 100-calendar-day period. Otherwise, the number of PSUs that vest at the end of the three-year performance period is based upon the Average Closing Price during the last 30 calendar days, using the same list of Share Price Thresholds. Any incremental shares of Class A Common Stock that do not vest based on the Average Closing Price in the last 30 calendar days, but would have vested based on the 100-calendar-day Average Closing Price, will subsequently be eligible to vest (subject to the executive officer’s continued service through the vesting date) if, at any point before the fifth anniversary of the grant date, the Average Closing Price during a 30-calendar-day period ends up exceeding the highest Share Price Threshold previously achieved during the 100-calendar-day period. The Share Price Thresholds are as follows: under $12.5, 0%; $12.5 or greater, 10%; $15 or greater, 20%; $17.5 or greater, 30%; $20 or greater, 40%; $22.5 or greater, 50%; $25 or greater, 60%; $27.5 or greater, 70%; $30 or greater, 80%; $32.5 or greater, 90%; and $35 or greater, 100%.

Fiscal 2023 Compensation

In view of the importance of certain of the key performance targets relating to battery development which had not been fully achieved by the end of fiscal 2022, the Compensation Committee approved the opportunity for the Company’s named executive officers to achieve a special interim bonus for performance in the period from January 1, 2023 through March 31, 2023 based on the same key performance targets applicable for fiscal 2022. The Compensation Committee considered the eligibility of the named executive officers for a special bonus based on its review of achievement of these key performance targets as of March 31, 2023. Based on this review, the Compensation Committee determined that due to the achievement of certain key performance targets by March 31, 2023, the payout percentage earned by each named executive officer (other than Mr. Son) was 15%, and 0% for Mr. Son and therefore it approved a special interim bonus of $79,500 for Dr. Hu, $42,300 for Ms. Nealis, $34,088 for Mr. Makharia and $25,125 for Dr. Gan, Mr. Son was not awarded an interim bonus. Due to the payout of these interim bonuses, the Compensation Committee determined that annual cash incentives for fiscal 2023 for named executive officers will be determined based on performance during the nine-month period from April 1, 2023 through December 31, 2023 and any amounts to be paid shall be pro-rated for this period of less than one year.

In addition, the Compensation Committee conducted its annual executive compensation review and approved the compensation of our named executive officers for the year. The Compensation Committee considered, among other factors, our corporate and stock price performance, our named executive officers’ individual performance, and market data provided by Mercer.

The Compensation Committee granted equity awards to Dr. Hu, Ms. Nealis, Dr. Gan and Mr. Son for fiscal 2023 in amounts valued at $4 million, $1 million, $1 million and $500,000 (based on the closing price of the Company’s Class A Common Stock on the date immediately preceding the grant date), respectively, while keeping the mix of awards in the same proportions.

In addition, the Compensation Committee approved a change to the Share Price Thresholds of PSUs granted during 2023 as follows: under $12.5, 0%; $12.5 or greater, 25%; $15 or greater, 50%; $17.5 or greater, 75%; and $20 or greater, 100%.

Pension Benefits

SES’s named executive officers did not in fiscal 2022 and currently do not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by SES.

Nonqualified Deferred Compensation

SES’s named executive officers did not in fiscal 2022 and currently do not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by SES.

Retirement Plan

SES maintains a qualified contributory retirement plan, established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers all employees, including SES’s named executive officers, who may contribute up to the maximum statutory limits imposed by the Internal Revenue Code (including in the fiscal year ended December 31, 2020). SES did not in fiscal 2022 provide match contributions under the 401(k) plan. Beginning January 1, 2023, SES provides matching contributions of up to 5% of pre-tax salary for all employees under the 401(k) plan, including SES’s named executive officers.

Other Benefits

The health, safety and well-being of employees is paramount at SES. SES provided in fiscal 2022 and currently provides to all of its employees, including its named executive officers, certain broad-based benefits that are intended to attract and retain employees while providing them with health and welfare security. Other than the retirement plan discussed above, broad-based employee benefits include medical, dental and other benefits.

In addition, for Dr. Hu, the Company reimburses his rental expenses for an apartment in Boston, Massachusetts and he is provided with a company car in Boston, Massachusetts that can be used for both business and personal travel. The company pays the lease for such vehicle. The actual rental reimbursement amount for the apartment, the costs for Dr. Hu’s use of a company-leased car (based on the cost of leasing the vehicle) paid to Dr. Hu for 2022 are set forth above in the Summary Compensation Table in the column entitled “All Other Compensation.”

We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to Dr. Hu.

Severance

Please see the section titled “Potential Payments Upon Termination or Change in Control” for more information regarding applicable compensatory provisions related to a termination or change in control. The compensation and benefits ultimately awarded in connection with a separation are determined at the discretion of the Compensation Committee and may be based on the executive, their position, nature of the potential separation and such executive’s compliance with any applicable post-termination restrictive covenants.

Compensation Risk Mitigation

Policy on Hedging and Pledging

Pursuant to the Company’s Compliance with United States Federal Securities Laws Regarding Insider Trading: Security Trading Policy (the “Insider Trading Policy”), all directors, officers and employees of the Company, together with its subsidiaries and affiliates reported on a consolidated basis, are prohibited from entering into hedging, monetization transactions or similar arrangements with respect to Company securities, and, subject to limited exceptions that may be granted by the Company, all directors, officers and employees of the Company, together with its subsidiaries and affiliates reported on a consolidated basis, are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Claw-back Policy

We maintain a robust compensation claw-back policy covering each of our executive officers. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash- or equity-based incentive compensation (including vested and unvested equity) paid or awarded to the executive officer or effect cancellation of previously granted equity awards to the extent the compensation was based on erroneous financial data and exceeded what would have been paid to the executive officer under the restatement. The policy also provides that we may recover from executive officer’s incentive compensation or effect cancellation of previously granted equity awards to the extent that such executive officer has committed a material violation of our Code of Conduct or a material violation of law within the scope of their employment with us, regardless of whether the Company has materially failed to comply with any financial reporting statement requirement or is required to prepare a restatement. Once the NYSE promulgates final rules for required claw-back policies, we intend to review our claw-back policy and, if necessary, amend such policy to comply with the new mandates.

NEO Stock Ownership Guidelines and Share Retention Requirements

Beginning in fiscal 2022, we adopted stock ownership guidelines intended to align further the interests of our NEOs with those of our stockholders. The guidelines require covered roles to hold our Class A Common Stock (including Class A Common Stock held in trust, by certain family members or in the Company’s 401(k) plan and stock underlying unvested RSUs, restricted stock awards and unvested or unearned PSUs or other performance stock awards, but excluding stock underlying options or stock appreciation rights) worth a value expressed as a multiple of their salary. For our CEO, the multiple is five times his annual base salary and for all other executive officers, the multiple is three times their annual base salary.

Each of our NEOs is required to meet these ownership levels by five years after his or her initial designation as an executive officer of the Company (or, for those executive officers serving at the time of adoption of these ownership guidelines, within five years after such adoption). Until reaching the required ownership level, NEOs are required to retain at least 100% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of April 1, 2023, all of our current NEOs had timely met the stock ownership requirement or were within the five-year grace period to come into compliance with it.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis included in this Proxy Statement with members of management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Company’s Board.

Dr. Jiong Ma, Chairperson
Eric Luo
Michael Noonen

Summary Compensation Table

The following table summarizes the compensation earned by each of our named executive officers for the fiscal years indicated.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Awards ($)(2)	Awards ($)(3)	Compensation ($)(4)	Compensation ($)(5)	Total ($)
Dr. Qichao Hu
Founder, Chief Executive Officer and Director	2022	524,231	—	7,925,081	—	361,750	93,678	8,904,740
	2021	328,333	—	—	—	166,667	184,446	679,446
	2020	241,667	—	—	6,277	125,000	54,903	427,847

Jing Nealis
Chief Financial Officer	2022	466,154	—	3,170,024	—	195,450	—	3,831,628
	2021	289,423	150,000	7,480,000	112,809	78,750	100,000	8,120,982

Rohit Makharia
Chief Operating Officer	2022	499,231	—	—	—	160,725	—	659,956
	2021	275,000	150,000	—	674,170	73,125	156,448	1,328,743

Yongkyu Son
Chief Technology Officer	2022	333,077	—	3,962,533	—	20,625	—	4,316,235

Dr. Hong Gan
Chief Science Officer	2022	333,077	—	3,962,533	—	121,125	—	4,416,735

Joanne Ban
Former Chief Legal Officer	2022	166,539	—	3,170,024	—	20,625	16,000	3,373,187
(1)	The amount reflects the named executive officer’s base salary earned during fiscal 2022. For Ms. Ban, reflects a prorated salary based on the time she served as Chief Legal Officer before stepping down to become Advisor to the CEO.
(2)	Amount represents the aggregate grant date fair value of the applicable equity awards made to the named executive officer computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). $5,083,797, $2,033,513, $2,541,894, $2,541,894, and $2,033,513 represent the grant date fair value of all RSU awards to each of Dr. Hu, Ms. Nealis, Mr. Son, Dr. Gan, and Ms. Ban, respectively, which are calculated in accordance with the accounting standards for share-based compensation using SES’s closing stock price on the date of grant. Each RSU represents the right to receive one share of Common Stock upon vesting. The “Stock Awards” column above also reflects the $2,841,284, $1,136,510, $1,420,639, $1,420,639, and $1,136,510 grant date fair values of the target number of PSUs for each of Dr. Hu, Ms. Nealis, Mr. Son, Dr. Gan, and Ms. Ban, respectively, that are subject to the achievement of certain Class A Common Stock price milestones and the executive officer’s continued service with the Company through the vesting date, which for accounting purposes is based on the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant, determined by using a Monte Carlo valuation model. Mr. Makharia did not receive an RSU or PSU award during fiscal 2022. Assuming the maximum level of performance achievement for the PSUs, which is 100% of target, the aggregate values of PSUs for our named executive officers in 2022 would be $19,533,065, $7,821,205, $9,776,515, $9,776,515, and $7,821,205 for each of Dr. Hu, Ms. Nealis, Mr. Son, Dr. Gan, and Ms. Ban, respectively. The assumptions made when calculating the amounts are found in Note 17 to the consolidated audited financial statements for the year ended December 31, 2022. For more information on the Company’s annual cash bonus determinations, see the section titled

“Compensation Discussion and Analysis—Components of Compensation—Equity Incentive Awards.” See also “Grants of Plan-Based Awards in Fiscal 2022” for information on awards reported in these columns.
(3)	Amount represents the aggregate grant date fair value of stock option awards made to the named executive officer computed in accordance with FASB ASC Topic 718, and was calculated using the Black-Scholes value on the grant date. As required by SEC rules, awards are reported in the year of grant. The assumptions made when calculating the amounts are found in Note 17 to the consolidated audited financial statements for the year ended December 31, 2022.
(4)	Amount reflects (i) in the case of Dr. Hu, a $175,000 annual performance bonus for performance from April 1, 2021 to March 31, 2022, prorated to $43,750 for the portion of that period in fiscal 2022 and a $318,000 annual performance bonus for fiscal 2022, (ii) in the case of Ms. Nealis, a $105,000 annual performance bonus for performance from April 1, 2021 to March 31, 2022, prorated to $26,250 for the portion of that period in fiscal 2022 and a $169,200 annual performance bonus for fiscal 2022, (iii) in the case of Mr. Makharia, a $97,500 annual performance bonus for performance from April 1, 2021 to March 31, 2022, prorated to $24,375 for the portion of that period in fiscal 2022 and a $136,350 annual performance bonus for fiscal 2022, (iv) in the case of Mr. Son, a $82,500 annual performance bonus for performance from April 1, 2021 to March 31, 2022, prorated to $20,625 for the portion of that period in fiscal 2022, (iv) in the case of Dr. Gan, a $82,500 annual performance bonus for performance from April 1, 2021 to March 31, 2022, prorated to $20,625 for the portion of that period in fiscal 2022 and a $100,500 annual performance bonus for fiscal 2022 and (vi) for Ms. Ban, a $82,500 annual performance bonus for performance from April 1, 2021 to March 31, 2022, prorated to $20,625 for the portion of that period in fiscal 2022. For more information on the Company’s annual cash bonus determinations, see the section titled “Compensation Discussion and Analysis—Components of Compensation—Annual Cash Incentive Program.” See also “Grants of Plan-Based Awards in fiscal 2022” for information on the amounts reported in these columns.
(5)	The amounts reported in the “All Other Compensation” column for fiscal 2022 reflect, for Dr. Hu, reimbursement of rent expenses for an apartment in Boston, Massachusetts (in the amount of $83,762), and personal use of a company car and, for Ms. Ban, $16,000 received as compensation for services as Advisor to the CEO after her resignation as Chief Legal Officer. For more information, see the section titled “Compensation Discussion and Analysis—Components of Compensation—Other Benefits.”

Grants of Plan-Based Awards in Fiscal 2022

The following table provides information relating to awards granted under the AIP and time- and performance-based awards of our Class A Common Stock granted during fiscal 2022.

			Estimated Future			Estimated Future			All Other
			Payouts Under Non-Equity			Payouts Under Equity			Stock Awards:	Grant Date Fair
	Grant	Approval	Incentive Plan Awards(1)			Incentive Plan Awards(2)			Number of Shares	Value of Stock and
Name	Date	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units(3) (#)	Option Awards ($)(4)
Dr. Qichao Hu	3/24/2022	3/24/2022	—	530,000	—
	4/18/2022	4/15/2022				55,865	279,330	558,659		2,841,284
	4/18/2022	4/15/2022							558,659	5,083,797

Jing Nealis	3/24/2022	3/24/2022	—	282,000	—
	4/18/2022	4/15/2022				22,346	111,732	223,463		1,136,510
	4/18/2022	4/15/2022							223,463	2,033,513

Rohit Makharia	3/24/2022	3/24/2022	—	303,000	—

Yongkyu Son	3/24/2022	3/24/2022	—	167,500	—
	4/18/2022	4/15/2022				27,933	139,665	279,329		1,420,639
	4/18/2022	4/15/2022							279,329	2,541,894

Hong Gan	3/24/2022	3/24/2022	—	167,500	—
	4/18/2022	4/15/2022				27,933	139,665	279,329		1,420,639
	4/18/2022	4/15/2022							279,239	2,541,894

Joanne Ban(5)	3/24/2022	3/24/2022	—	167,500	—
	4/18/2022	4/15/2022				22,346	111,732	223,463		1,136,510
	4/18/2022	4/15/2022							223,463	2,033,513
(1)	The amounts reported in these columns reflect the annual cash incentive award opportunity under the AIP for fiscal 2022, the terms of which are summarized under “Compensation Discussion and Analysis—Annual Cash Incentive Program.” There are no threshold or maximum levels for these awards. For more information on the Company’s annual cash bonus determinations, see the section titled “Compensation Discussion and Analysis—Annual Cash Incentive Program.”
(2)	These columns report the number of PSUs that may be earned pursuant to the awards originally granted under the New 2021 Plan. The amounts reflect threshold (10%) and maximum (100%) performance levels. Additionally, while the PSUs do not have a target amount, as they may be earned at various increments, the target column shows the number of PSUs that would be earned at the 50% performance level. The PSUs vest in one installment following a three-year performance period commencing on the date of grant, subject to the achievement of certain Class A Common Stock price milestones and the executive officer’s continued service with the Company through the vesting date. For more information regarding these PSUs, see the section titled “Compensation Discussion and Analysis—Components of Compensation—Equity Incentive Awards.”
(3)	This column reports the number of RSUs that may be earned pursuant to the awards originally granted under the New 2021 Plan. The RSUs vest in three equal annual installments starting one year from the date of grant, subject to the executive officer’s continued service on each such vesting date. For additional information regarding these RSUs, see the section titled “Compensation Discussion and Analysis—Equity Incentive Awards.”
(4)	The amounts in this column represents the aggregate grant date fair value of stock awards granted during fiscal 2022, computed in accordance with the FASB ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value of RSU awards is calculated in accordance with the accounting standards for share-based compensation using SES’s closing stock price on the date of grant. The grant date fair value of PSU awards is calculated based on the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant, determined by using a Monte Carlo valuation model. The assumptions made when calculating the amounts are found in Note 17 to the consolidated audited financial statements for the year ended December 31, 2022. The holder of the RSU and PSU award does not have any voting, dividend or other ownership rights in the shares of Class A Common Stock subject to the award, unless and until the award vests and the shares are issued.
(5)	Ms. Ban resigned from her position as Chief Legal Officer effective June 30, 2022 and forfeited all RSUs and PSUs granted in fiscal 2022 and she was not eligible to receive a payout under the AIP for fiscal 2022.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

SES entered into employment agreements with Dr. Hu on May 4, 2021, Ms. Nealis on February 15, 2021, Mr. Makharia on February 15, 2021, Mr. Son on May 24, 2016 and Dr. Gan on July 1, 2018, providing for the terms of their at-will employment with SES and including (i) annual base salary, (ii) eligibility for an annual performance bonus, (iii) participation in SES’s benefit plans and vacation in accordance with SES’s policies and (iv) in the case of Dr. Hu, Ms. Nealis and Mr. Makharia, severance benefits in the event of certain terminations of employment. Ms. Nealis’s, Mr. Makharia’s and Mr. Son’s agreements also included a sign-on bonus of $150,000 for Ms. Nealis and Mr. Makharia and $100,000 for Mr. Son, as well as an entitlement to reimbursement of relocation and/or other related sign-on expenses. Although Dr. Hu received a base salary, bonus and similar benefits in the fiscal year ended December 31, 2020, he was not party to an employment agreement with SES in that year.

Advisory Agreement with Ms. Ban

On June 26, 2022, SES entered into an Advisory Agreement with Ms. Ban, providing that Ms. Ban would provide advisory services to the Company as an independent contractor, including providing strategic advisory and development support to the CEO, providing advice on partnerships and opportunities and providing support with stakeholder relationships. The Advisory Agreement has an initial term of twelve months, and may be extended for an additional twelve months by mutual agreement. Under the terms of the Advisory Agreement, SES agreed to pay Ms. Ban an advisory fee of $16,000 and allow for the continued vesting of her previously issued option awards while the Advisory Agreement remains in effect.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2022

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive					Number of	Value of
				Plan					Unearned	Unearned
				Awards:			Number	Market	Shares,	Shares,
		Number of	Number of	Number			of Shares	Value of	Units or	Units or
		Securities	Securities	of Securities			or Units	Shares or	Other	Other
		Underlying	Underlying	Underlying			of Stock	Units of	Rights	Rights
		Unexercised	Unexercised	Unexercised	Option	Option	That Have	Stock That	That Have	That Have
	Grant	Options (#)	Options (#)	Unearned	Exercise	Expiration	Not	Have Not	Not	Not
Name	Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)(1)	Vested (#)(2)	Vested ($)
Dr. Qichao Hu	4/1/2020(3)	91,554			0.14	3/31/2030
	2/3/2022(4)								9,182	28,923
	4/18/2022(5)						558,659	1,759,776
	4/18/2022(6)								558,659	1,759,776

Jing Nealis	2/10/2021(7)	543,837	642,718	642,718	0.16	2/10/2031
	8/16/2021(8)						988,796	3,114,707
	2/3/2022(4)								267,755	843,428
	4/18/2022(5)						223,463	703,908
	4/18/2022(6)								223,463	703,908
Rohit Makharia	3/1/2021(7)	2,687,752	3,988,734	3,988,734	0.16	3/1/2031
	2/3/2022(4)								711,180	2,240,217
Yongkyu Son	2/10/2021(7)	1,250,827	1,478,251	1,478,251	0.16	2/10/2031
	2/3/2022(4)								305,218	961,437
	4/18/2022(5)						279,329	879,886
	4/18/2022(6)								279,329	879,886
Hong Gan	3/14/2019(7)	556,197	37,080		0.15	3/14/2029
	2/10/2021(7)	543,837	642,718	642,718	0.16	2/10/2031
	2/3/2022(4)								186,950	588,893
	4/18/2022(5)						279,329	879,886
	4/18/2022(6)								279,329	879,886

Joanne Ban(10)	3/14/2019(7)	61,800	46,350	46,350	0.15	3/14/2029
	12/9/2020(7)	46,350	222,479	222,479	0.16	12/9/2030
	2/10/2021	924,524	1,092,620	1,092,620	0.16	2/10/2031

(1)	Based on the closing market price of the Company’s Class A Common Stock on December 30, 2022 of $3.15.

(2)	Includes PSUs shown at threshold performance. For more information, see footnote 2 to “Grants of Plan-Based Awards in Fiscal 2022” and “Compensation Discussion and Analysis—Components of Compensation—Equity Incentive Awards.”
(3)	Reflects stock options that were granted under the Company’s 2018 Share Incentive Plan (the “2018 Plan”) to compensate grantees, including Dr. Hu, for COVID-19-related salary cuts. The stock options became fully vested on the date of grant.
(4)	Reflects the right to receive earn-out shares of Class A Common Stock (the “Earn-Out Restricted Shares”) pursuant to the Business Combination Agreement (the “Business Combination Agreement”) by and among Ivanhoe Capital Acquisition Corp., Wormhole Merger Sub Pte. Ltd. and SES Holdings Pte. Ltd. The Earn-Out Restricted Shares were placed into escrow at the closing of the Business Combination Agreement on February 3, 2022 (the “Closing”) and will vest on the date that the closing price of the shares of the Class A common stock equals or exceeds $18.00 during the period beginning on the date that is one year following the Closing and ending on the date that is five years following the Closing. The vesting of the Earn-Out Restricted Shares is also subject to the executive officer’s continued service on the vesting date. For more information regarding the vesting of the Earn-Out Restricted Shares, see Note 2 to the consolidated audited financial statements for the year ended December 31, 2022.
(5)	Reflects RSUs that were granted pursuant to the 2021 Plan. The RSUs will vest, and an equal number of shares of Class A Common Stock will be deliverable, in three equal installments on the first, second and third anniversaries of the grant date, subject to the executive officer’s continued employment or service through each applicable vesting date.
(6)	Reflects PSUs that were granted pursuant to the 2021 Plan. The PSUs vest in one installment following the end of a three-year period (the "Initial Performance Period") commencing on the grant date, subject to the achievement of certain Class A Common Stock price milestones and the executive officer’s continued employment or service through such date. If following the Initial Performance Period there are PSUs that have not vested, then such PSUs remain eligible to vest in an additional installment following the end of a five-year period commencing on the grant date, subject to the achievement of certain Class A Common Stock price milestones and the reporting person’s continued employment or service through such date. For more information regarding these PSUs, see the section titled “Compensation Discussion and Analysis—Equity Incentive Awards.”
(7)	Reflects time-based stock options that were granted under the 2018 Plan and vest 25% on the first anniversary of the grant date and in equal monthly installments over the following 36 months.
(8)	Reflects a restricted share award that was granted under the 2021 Plan and vests 25% on the first anniversary of the grant date and in equal monthly installments over the following 36 months.
(9)	Ms. Ban resigned from her position as Chief Legal Officer effective June 30, 2022. Ms. Ban forfeited the RSUs and PSUs granted to her in 2022 upon her resignation from the Company in June 2022, but did not forfeit the options granted to her in 2019 and 2020. She continues to provide consulting services to the Company pursuant to an advisory agreement.

Option Exercises and Stock Vested in Fiscal 2022

The following table provides information regarding the exercise of option awards and vesting of equity awards for each of our named executive officers during fiscal 2022.

	Option Awards		Stock Awards
	Number of		Number of Shares	Value
	Shares Acquired on	Value Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise (1) ($)	Vesting (#)	Vesting(2) ($)
Dr. Qichao Hu	—	—	—	—
Jing Nealis	—	—	494,398	$2,473,540
Rohit Makharia	414,596	$1,971,545	—	—
Yongkyu Son	—	—	—	—
Hong Gan	84,233	$391,618	—	—
Joanne Ban(3)	860,953	$4,336,818	—	—
(1)	The value realized on the exercise of a stock option is calculated by multiplying the number of shares underlying the stock option exercised by the difference between (i) the closing price of our Class A Common Stock on the exercise date and (ii) the exercise price of the stock option, and does not necessarily reflect actual proceeds received.
(2)	Based on the closing market price of the Company’s Class A Common Stock on each applicable vesting date.
(3)	Ms. Ban resigned from her position as Chief Legal Officer effective June 30, 2022. She continues to provide advisory services to the Company pursuant to an advisory agreement.

Potential Payments Upon Termination or Change in Control

The following summaries and table describe and quantify the potential payments and benefits that the Company would provide to our named executive officers in connection with their termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the terms of the executive’s current equity award and any employment agreements with us were in effect on, and the termination of employment and/or change in control occurred on, December 30, 2022, the last business day of fiscal 2022.

Severance

Under SES’s offer letters with Dr. Hu, Ms. Nealis, Mr. Makharia and Ms. Ban, in the event that SES terminates Dr. Hu, Ms. Nealis, Mr. Makharia or Ms. Ban without cause or in the event that any of them resigns for good reason (each of “cause” and “good reason” as defined in such offer letters), such named executive officer would receive, in addition to accrued but unpaid base salary, earned but unpaid annual bonus, and reimbursement for all reasonable and necessary expenses incurred in connection with the named executive officer’s performance, the following: (i) continuation of annual base salary for a period of 12 months following the termination date for Dr. Hu, 12 months following the termination date for Mr. Makharia and 9 months following the termination date for Ms. Nealis, and 9 months following the termination date for Ms. Ban; and (ii) reimbursement of SES’s portion for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for a period of 12 months for Dr. Hu, 12 months for Mr. Makharia and 12 months for Ms. Nealis, or an earlier date if such named executive officer has secured alternate health insurance coverage. Severance is subject to the execution and non-revocation of a release of claims in favor of SES. Under SES’s offer letters with Mr. Son and Dr. Gan, there are no severance benefits in the event that either of them is terminated without cause or resigns for good reason.

Equity Awards

With respect to the stock options granted to Mr. Makharia and Ms. Nealis in fiscal 2021, in the event of a termination without cause by SES or a resignation by the named executive officer for good reason, these options will accelerate and become 50% vested upon such a termination. In the event of a merger or acquisition, Mr. Makharia’s and Ms. Nealis’s options will become fully vested and exercisable.

With respect to the restricted share award granted to Ms. Nealis in fiscal 2021, in the event of a termination without cause by SES or a resignation by her for good reason, the award will vest 50% upon such a termination. In the event of a merger, acquisition or Initial Public Offering (but not the Business Combination), her restricted share award will become fully vested and exercisable.

With respect to the RSUs granted to the named executive officers in fiscal 2022, in the event of termination of service caused by the death or disability of a named executive officer, a pro-rata portion of the RSUs will vest as of the date of such termination.

Under the Old 2021 Plan, in the event of a “change in control transaction” (as defined in the Old 2021 Plan), the Board may, in its discretion, make adjustments including: (i) providing for the assumption or substitution of options, (ii) causing outstanding options to be paid out in cash based on the excess, if any, of the fair market value over the exercise price, and (iii) providing that all outstanding options and restricted share awards will vest in part or in full immediately prior to such transaction.

Under the New 2021 Plan, in the event of a “change in control” (as defined in the New 2021 Plan), the Compensation Committee may, in its discretion, make adjustments, including: (i) providing for the assumption or substitution of awards, (ii) accelerating the exercisability or vesting of the terms of awards for a period of time prior to the occurrence of such event, (iii) modifying the terms of awards to add events, conditions or circumstances (including termination of employment within a specified period of time following the occurrence of such events) upon which the exercisability or vesting of or lapse of restrictions will accelerate, (iv) deeming any performance measures satisfied at target, maximum or actual performance through closing or such other level determined by the Compensation Committee in its sole discretion, including providing for the performance measures (as is or as adjusted) to continue after closing, (v) providing that any options or stock appreciation rights that would not be exercisable prior to the change in control will be exercisable as to all common shares subject thereto (contingent upon the occurrence of the change in control), and (vi) canceling and causing outstanding awards to be paid out in cash based on the excess, if any, of the fair market value over the exercise price.

The Earn-Out Shares and Founder Earn-Out Shares (collectively, the “Escrowed Earn-Out Shares”) were placed into escrow at the Closing of the Business Combination and shall vest on the date that the closing price of shares of Class A common stock is equal to or greater than $18.00 (“Triggering Event”) during the period beginning on the date that is one year following the Closing and ending on the date that is five years following the Closing (the “Earn-Out Period”). If a Triggering Event has not occurred by the expiration of the Earn-Out Period, then the Escrowed Earn-Out Shares shall be cancelled and holders of such shares shall have no right to receive such Escrowed Earn-Out Shares. The Earn-Out Restricted Shares are subject to vesting based on the same terms as the Escrowed Earn-Out Shares and are also subject to forfeiture if such recipient’s service with the Company terminates prior to vesting. If, during the Earn-Out Period, there is a change in control transaction at a per share price of greater than or equal to $18.00 per share, then all Escrowed Earn-Out Shares and Earn-Out Restricted Shares will vest immediately prior to the consummation of such change in control.

Estimated Payments and Benefits Upon Termination

The following table describes the potential benefits that would have been payable to our currently employed named executive officers under existing plans and contractual arrangements assuming a termination or change of control occurred on December 30, 2022, the last business day of fiscal 2022. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers.

Other than pursuant to the terms of the awards summarized above that provide for the acceleration of vesting in the event of a change in control, no accelerated vesting of options, restricted shares, RSUs or PSUs granted under either the Old 2021 Plan or the New 2021 Plan is assumed here, as accelerated vesting is at the discretion of the Board or the Compensation Committee. In addition, no acceleration of vesting of the Escrowed Earn-Out Shares or Earn-Out Restricted Shares is assumed here. For information regarding unvested equity awards held by our named executive officers as of December 31, 2022, see the “Outstanding Equity Awards at 2022 Fiscal Year-End” table above.

Ms. Ban resigned as Chief Legal Officer of the Company in June 2022 and was not eligible to receive any termination payments.

			Termination Without
			Cause or	Termination Without
			Without Good Reason	Cause or
			following Change	Without Good
Name	Payment Element	Death or Disability	in Control ($)	Reason ($)
Dr. Qichao Hu	Cash	$—	$530,000	$530,000
	Equity	$411,418	$—	$—
Jing Nealis	Cash	$—	$352,500	$352,500
	Equity	$164,567	$—	$—
Rohit Makharia	Cash	$—	$505,000	$505,000
Yongkyu Son	Equity	$205,709	$—	$—
Hong Gan	Equity	$205,709	$—	$—

PAY VERSUS PERFORMANCE(1)

The following table provides information required by Item 402(v) of Regulation S-K. For information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

	Summary		Average Summary		Value of Initial Fixed $100
	Compensation	Compensation	Compensation	Average Compensation	Investment Based On(6):		Net Income
	Table Total	Actually Paid	Table Total for	Actually Paid to		Peer Group	(Loss)	Company-Selected
Year	for CEO(2)	to CEO(4)	Non-CEO NEOs(3)	Non-CEO NEOs(5)	TSR	TSR(7)	(in thousands)	Measure(8)
2022	$8,904,740	$4,499,211	$3,319,548	$5,627,953	$44	$54	(50,993)

(1)

On January 11, 2021, the Company consummated its IPO and on February 3, 2022, the Business Combination closed. None of IVAN’s executive officers received any compensation for services rendered to IVAN prior to the Business Combination Closing.

(2)	Dr. Hu was our CEO for 2022. Amounts presented reflect compensation paid to Dr. Hu during fiscal 2022.
(3)

During 2022, our non-CEO named executive officers consisted of Ms. Nealis, Mr. Makharia, Mr. Son, Dr. Gan and Ms. Ban. Amounts presented reflect compensation paid to our non-CEO named executive officers during fiscal 2022.

(4)

Compensation “actually paid” is calculated in accordance with Item 402(v) of Regulation S-K. The table below sets forth each adjustment made during each year presented in the table to calculate the compensation “actually paid” to our CEO during fiscal 2022 in the table:

Adjustments to Determine Compensation “Actually Paid” for CEO	2022
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(7,925,081)
Increase for fair value of awards granted during year that remain outstanding as of covered year end	3,519,552
Increase for fair value of awards granted during year that vested during covered year	—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	—
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	—
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	—
Increase based upon incremental fair value of awards modified during year	—
Total Adjustments	(4,405,529)
(5)

Compensation “actually paid” is calculated in accordance with Item 402(v) of Regulation S-K. The table below sets forth each adjustment made during each year presented in the table to calculate the compensation “actually paid” to our non-CEO named executive officers during fiscal 2022 in the table:

Adjustments to Determine Compensation “Actually Paid” for Non-CEO NEOs	2022
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(2,853,023)
Increase for fair value of awards granted during year that remain outstanding as of covered year end	985,472
Increase for fair value of awards granted during year that vested during covered year	—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	2,276,066
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	1,899,890
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	—
Increase based upon incremental fair value of awards modified during year	—
Total Adjustments	2,308,405

(6)    Assumes $100 invested in our common shares on December 31, 2021, and reinvestment of all dividends.

(7)   The peer group used by the Company consists of our Fiscal 2022 Peer Group discussed above under “Executive Compensation – Compensation Governance – Role of the Compensation Consultant.” Assumes $100 invested in our Fiscal 2022 Peer Group on December 31, 2021, and reinvestment of all dividends.

(8)   SES does not use any financial performance measures other than its own stock price performance in setting the compensation of its CEO or for its non-CEO named executive officers.

Relationship between Compensation Actually Paid and Performance Measures

As discussed in more detail in the Compensation Discussion and Analysis, our executive compensation program prioritizes stock-based compensation that vests over time or that vests, if at all, based on predetermined increases in our stock price. Accordingly, we do not tie our cash or equity compensation to one or more financial performance goals, and instead we focus on long-term shareholder value that is realized by our stock price appreciation. We also provide incentive based compensation that is tied to key performance targets that are operational and not financial in nature. As an early-stage growth company in the pre-commercialization stage of development that has not generated any revenue from sales to customers to date and has only generated net losses, we do not view our net income (loss) as a meaningful measure of our performance that is relevant to our executive compensation program.

For fiscal 2022, the compensation actually paid to our CEO was $4,499,211, the average compensation actually paid to our Non-CEO NEOs was $5,627,953, and our Net Income (Loss) for fiscal 2022 was $(50,993) (in thousands). The TSR of our stock was $44 and the TSR of our Fiscal 2022 Peer Group was $54, assuming $100 invested in our stock and the stock of our Fiscal 2022 Peer Group occurred on December 31, 2021, and the reinvestment of all dividends.

As a result of our share price performance during fiscal 2022, which declined and was also lower than our Fiscal 2022 Peer Group, the compensation actually paid to our named executive officers was relatively limited.

DIRECTOR COMPENSATION

Our Non-Employee Director Compensation Program, approved by the Board in March 2022, provides for the following compensation in accordance with industry practice and standards:

●	An annual cash fee of $45,000, with supplemental cash fees of (i) $10,000, $7,500 and $5,000 for members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, respectively, (ii) $22,500, $15,000 and $15,000 for the Chairpersons of the Audit Committee and the Compensation Committee, respectively and (iii) $20,000 for the Lead Director. Cash fees will be paid quarterly, with a pro rata fee applicable to service for less than a whole quarter. Additionally, if the Chairperson of our Board is a non-employee director, he/she will receive an additional $50,000 annually.
●	Annual equity grant of RSUs with an award value of $150,000 starting in the second year of board service, and initial equity grant of restricted stock units with an award value of $300,000. All such RSUs will vest, vesting fully in one installment one year after the grant date subject to the director’s continued service on such vesting date.

The Compensation Committee recommends to the Board the annual compensation to be paid to the directors of our Board and may, in its discretion, revise or replace the compensation program described above. The Company reimburses each director for any reasonable transportation and lodging expenses actually incurred to attend meetings of our board or committees.

All of our current directors joined the Board on February 3, 2022, following the Business Combination Closing. The following table sets forth the total compensation paid to each of our non-employee directors for service on the Board during fiscal 2022:

	Fee Earned or Paid	Stock
Name(1)	in Cash ($)	Awards($)(4)	Total ($)
Dr. Jang Wook Choi	$45,000	$305,023	$350,023
Robert Friedland(2)	$45,000	$305,023	$350,023
Kent Helfrich	$45,000	—	$45,000
Eric Luo	$80,000	$305,023	$390,023
Dr. Jiong Ma	$75,000	$305,023	$380,023
Michael Noonen	$62,500	$305,023	$367,523
Christopher Carter (3)	—	—	—
Hirofumi Katase (3)	—	—	—
Francis P. T. Leung (3)	—	—	—
Edward T. Welburn, Jr. (3)	—	—	—
(1)	Represents all non-employee directors who served on our Board during fiscal 2022. Dr. Qichao Hu, our Founder and Chief Executive Officer, does not receive any additional compensation for his service as a director.
(2)	Mr. Friedland resigned from our Board effective March 15, 2023.
(3)	Messrs. Carter, Katase, Leung and Welburn each served as directors of IVAN until the Business Combination Closing. None of IVAN’s directors received compensation for their service on IVAN’s board of directors prior to the Business Combination Closing.
(4)	The amounts in this column represents the aggregate grant date fair value of RSUs granted during each of the years presented, computed in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures. The assumptions made when calculating the amounts are found in Note 17 to the consolidated audited financial statements for the year ended December 31, 2022.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2022:

Name	Stock Awards(1)
Dr. Jang Wook Choi	33,519
Robert Friedland(2)	33,519
Kent Helfrich	—
Eric Luo	33,519
Dr. Jiong Ma	33,519
Michael Noonen	33,519
Christopher Carter	—
Hirofumi Katase	—
Francis P. T. Leung	—
Edward T. Welburn, Jr.	—
(1)	Represents the number of RSUs unvested as of December 31, 2022. The RSUs were granted to each non-employee director on April 18, 2022 and vest in full on the first anniversary of the grant date, subject to the director’s continued service through such vesting date.
(2)	Mr. Friedland’s unvested RSUs were cancelled on March 15, 2023 when he retired as a director.

Director Stock Ownership Guidelines

Beginning in fiscal 2022 we adopted stock ownership guidelines that require each director to beneficially own shares of our Class A Common Stock (including Class A Common Stock held in trust or by certain family members and stock underlying unvested RSUs or restricted stock awards) with the equivalent value, calculated annually at the end of each fiscal year, of at least five times the aggregate annual cash retainer for a director. Each director is required to achieve such stock ownership requirements by the date of the fifth anniversary of such director’s appointment (or, for those directors serving at the time of adoption of these ownership guidelines, within 5 years after such adoption). Until the required ownership level is reached, directors are required to retain at least 100% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of April 1, 2023, all of our directors then serving had met the stock ownership requirement or were within the applicable five-year grace period for compliance.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy

We have adopted a formal written policy that sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party. The policy provides for the review and approval of any such transactions with related persons, and requires, among other things, that:

●	The Audit Committee or disinterested members of the board shall review the material facts of all related person transactions.
●	In reviewing any related person transaction, the committee will take into account, among other factors that it deems appropriate: the importance and fairness of the transaction to us and the related person; the business rationale for engaging in the transaction; whether the value and terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by us with non-related persons; the extent of the related person’s interest in the transaction; whether the transaction would likely impair the judgment of a director or executive officer to act in the best interests of us and our stockholders; and the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee.
●	In reviewing any related person transaction, the Audit Committee will take into account, among other factors that it deems appropriate: the importance and fairness of the transaction to us and the related person; the business rationale for engaging in the transaction; whether the value and terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by SES with non-related persons; the extent of the related person’s interest in the transaction; whether the transaction would likely impair the judgment of a director or executive officer to act in the best interests of SES and its stockholders; and the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;
●	In connection with its review of any related person transaction, we shall provide the committee or disinterested members of the board with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of ours in connection with such related person transaction.
●	If a related person transaction will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related person.

In addition, under our Code of Conduct, our employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

All of the transactions described in this section occurred prior to the adoption of the Related Person Transaction Policy.

Related Person Transactions

GM Joint Development Agreement

In February 2021, SES executed a JDA with GM Global Technology Operations LLC (“GM Technology”) and General Motors Holdings LLC (“GM Holdings”), with a budget over $50.0 million, to jointly develop an A-Sample battery cell with a capacity of almost 100 Ah and build out a prototype manufacturing line for GM Technology. GM Technology is an affiliate of GM Ventures and a subsidiary of GM Holdings (GM Ventures and GM Holdings collectively, the “GM Funds”), both of which are stockholders of SES. GM Holdings is also a subsidiary of GM. The JDA has an initial term of three years. Under the terms of the JDA, SES will receive reimbursement of research and development and prototype buildout costs. SES will not be required to refund such fees once due to SES regardless of the results of the research and development activities, however, ownership of the prototype line would remain with GM, unless purchased by SES. During the fiscal year ended December 31, 2022, SES invoiced approximately $18.7 million pursuant to the terms of the JDA.

Preferred Stock Purchase Agreements

In April 2021, SES entered into a stock purchase agreement, in which various holders purchased $138.5 million in Series D redeemable convertible preferred stock, $0.000001 par value per share. This included investments by the following investors in the following amounts: $27.0 million by Aranda Investments Pte. Ltd., an entity associated with Temasek Holdings Limited (“Aranda”), $50.0 million by the GM Funds collectively, $36.0 million by SK, and $10.0 million by Vertex affiliates Vertex Legacy Continuation Fund Pte. Ltd. (“Vertex Legacy”) and Vertex Ventures China IV, L.P. (“Vertex Ventures” and, with Vertex Legacy, the “Vertex Funds”) collectively.

PIPE Financing

In connection with the Closing of the Business Combination, Ivanhoe issued an aggregate of 27,450,000 shares of Class A Common Stock to the PIPE Investors at a purchase price of $10.00 per share, for aggregate gross proceeds of $274.5 million. This included purchases by the following investors in the following amounts: $10.0 million by the GM Funds, $1.0 million by Long Siang Pte. Ltd. (“Long Siang”), $5.0 million by Vertex Legacy and $75.0 million by Honda. Additionally, In connection with the closing of the PIPE, on February 3, 2022, Eric Friedland, the brother of the Company’s former Chief Executive Officer, Robert Friedland, purchased 150,000 shares of Class A Common Stock from the Company, for an aggregate purchase price of $1,500,000, in accordance with the terms of that certain subscription agreement with the Company, dated July 12, 2021.

Old SES Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, certain shareholders of Old SES representing the requisite votes necessary to approve the Business Combination, including among others, the GM Funds, Dr. Hu and his affiliated trusts, Long Siang, the Vertex Funds, SK, the Temasek Funds (Aranda and Anderson Investments Pte. Ltd.) and Tianqi, entered into a support agreement with the Company (formerly known as Ivanhoe Capital Acquisition Corp) and Old SES, pursuant to which each such holder agreed to (i) vote at any meeting of Old SES’s shareholders, and in any action by written consent of Old SES’s shareholders, all of its equity securities in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, including the Amalgamation, and not withdraw or rescind such vote or otherwise take action to make such vote ineffective, (ii) be bound by certain other covenants and agreements related to the Business Combination, (iii) waive and not to exercise or assert any rights, or make any demand or claims of oppression relating to the Amalgamation or any other transaction contemplated by the Business Combination Agreement that such Shareholder may have (under the Singapore Companies Act or otherwise) by virtue of, or with respect to, any outstanding equity securities of Old SES legally or beneficially owned by such shareholder and (iv) be bound by certain transfer restrictions with respect to such securities, in each case, on the terms and subject to the conditions set forth in the Support Agreements. Each Old SES shareholder party to the support agreement made certain representations and warranties to the Company. The support agreement terminated upon the consummation of the Business Combination.

Director Nomination Agreement

Concurrently with the execution of the Business Combination Agreement, the Company and Old SES entered into the Director Nomination Agreement with GM Ventures, pursuant to which, among other things, GM Ventures has the right to nominate one person for election to the Board from and after the Effective Time for so long as GM Ventures together with its affiliates, collectively continue to beneficially own at least 5% of the fully diluted outstanding equity securities of SES.

A&R Registration Rights Agreement

At the Closing of the Business Combination, SES, the Sponsor and certain other holders of SES, including, but not limited to, the GM Funds, Dr. Hu and his affiliated trusts, Long Siang, SK, the Temasek Funds, Tianqi and the Vertex Funds, entered into the Amended and Restated Registration Rights Agreement, dated as of February 3, 2022 (the “Registration Rights Agreement), pursuant to which, among other things, the Sponsor and such other holders were granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of Class A Common Stock and any other equity securities of SES. The Registration Rights Agreement also prohibits the transfer (subject to limited exceptions) of the shares of our Class A Common Stock and Class B Common Stock held by the Sponsor and other holders party to the Registration Rights Agreement, in each case for a period of 180 days following the Closing.

Indemnification Agreements

We entered into indemnification agreements with SES directors and executive officers following the Business Combination. The indemnification agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of December 31, 2022.

	Number of				Number of Securities
	Securities				Remaining
	to be Issued		Weighted Average		Available for
	Upon Exercise of		Exercise Price of		Future Issuance
	Outstanding Options,		Outstanding Options,		Under Equity
	Warrants and Rights		Warrants and Rights		Compensation Plans
Equity Compensation plans approved by security holders(1)	4,924,602	(2)	$—	(2)	32,738,052
Equity Compensation plans not approved by security holders	—		—		—
Total	4,924,602	(3)			32,738,052
(1)	Relates only to the New 2021 Plan which was approved by the Company’s board and stockholders in connection with the Business Combination. The New 2021 Plan allows for the maximum number of shares issuable to automatically increase on January 1 of each year (beginning January 1, 2023) through 2031 in an amount equal to two percent of the total number of shares of Class A common stock outstanding on December 31 of the preceding year; provided, however that the Board may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of Common Shares. On January 1, 2023, the number of shares available for issuance under the New 2021 Plan increased by 654,761 shares pursuant to this provision, which are not reflected in the table above.
(2)	Includes 2,807,660 shares issuable pursuant to RSUs and 2,116,942 shares issuable pursuant to PSUs. The RSUs and PSUs were granted without consideration. Accordingly, there is no weighted-average exercise price of outstanding awards.
(3)	This table does not include equity awards granted by SES Holdings Pte. Ltd. that were assumed by the Company in connection with the Business Combination. As of December 31, 2022, the following assumed equity awards were outstanding: 18,308,233 incentive stock options and non-statutory stock options. The weighted average exercise price of such outstanding options was $0.17 per share. No additional equity awards may be granted under the SES Holdings Pte. Ltd. Plans that were assumed by the Company.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders will vote your shares in accordance with their best judgment. This discretionary authority is granted by the execution of the form of proxy.

OTHER INFORMATION

Householding of Proxies

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single annual report and Proxy Statement or a single notice of internet availability of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, can reduce the volume of duplicate information received at households. While the Company does not household, a number of brokerage firms with account holders have instituted householding. Once a stockholder has consented or receives notice from their broker that the broker will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until one or more of the stockholders revokes their consent. If your Notice of Internet Availability of Proxy Materials or your annual report and Proxy Statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and we will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing to: 35 Cabot Road, Woburn, MA 01801, by email to: ir@ses.ai, or by telephone at: (339) 298-8850.

Additional Filings

The Company’s reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website, https://ses.ai, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our Code of Conduct, Audit Committee Charter, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, Corporate Governance Guidelines and amendments thereto are also available at our website, as described above. If we make any amendments to our Code of Conduct or grant any waiver, including any implicit waiver, from a provision of either code applicable to our CEO, CFO or principal accounting officer requiring disclosure under applicable SEC rules, we intend to disclose the nature of such amendment or waiver on our website. The content of our website, however, is not part of this Proxy Statement.

You may request a copy of our SEC filings, as well as the foregoing corporate documents, at no cost to you, to the Company by writing to the address appearing in this Proxy Statement, by emailing ir@ses.ai, or by calling (339) 298-8850.

Stockholder Proposals for 2024 Annual Meeting of Stockholders

Stockholders of the Company may submit proposals that they believe should be voted upon at the Company’s annual meeting of Stockholders or nominate persons for election to the Board. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals meeting certain requirements may be eligible for inclusion in the Company’s Proxy Statement for the Company’s 2024 Annual Meeting of Stockholders. To be eligible for inclusion in the Company’s 2024 Proxy Statement, any such stockholder proposals must be submitted in writing to the Chief Legal Officer of the Company no later than December 23, 2023, in addition to complying with certain rules and regulations promulgated by the SEC. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s 2024 Proxy Statement.

Alternatively, stockholders seeking to present a stockholder proposal or nomination at the Company’s 2024 Annual Meeting of Stockholders, without having it included in the Company’s Proxy Statement, must timely submit notice of such proposal or nomination. To be timely, a stockholder’s notice must be received by the Chief Legal Officer at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the closing of business on the 120th day prior to the first anniversary of the 2023 Annual Meeting of Stockholders, unless the date of the 2023 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 70 days from the anniversary of the 2023 Annual Meeting of Stockholders. For the Company’s 2024 Annual Meeting of Stockholders, this means that any such proposal or nomination must be submitted no earlier than February 9, 2024 and no later than March 10, 2024. Notwithstanding the foregoing, if the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or more than 60 after the first anniversary of the 2023 Annual Meeting of Stockholders, to be timely, a stockholder’s notice must be received by the Chief Legal Officer at the principal executive offices of the Company not later than the later of the close of business on the 90th day prior to the 2024 Annual Meeting, or the close of business on the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by the Company.

Additionally, in order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2024 Annual Meeting of Stockholders, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our Bylaws and must include the information in the notice required by our bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act (including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than our nominees).

Notices of any proposals or nominations for the Company’s 2024 Annual Meeting of Stockholders should be sent to SES AI Corporation, Attention: Chief Legal Officer, 35 Cabot Road, Woburn, MA 01801.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V11003-P86067 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023. 3. To approve, in a non-binding advisory vote, the compensation of our named executive officers. 4. To approve, in a non-binding advisory vote, the frequency of the advisory stockholder vote on the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! For All Withhold All For All Except For Against Abstain SES AI CORPORATION To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. SES AI CORPORATION 35 CABOT ROAD WOBURN, MA 01801 01) Dr. Jiong Ma 02) Michael Noonen 03) Eric Luo Nominees: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND FOR "ONE YEAR" FOR PROPOSAL 4. 1. To elect the three Class I director nominees to hold office until the 2026 Annual Meeting of Stockholders. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! 1 Year 2 Years 3 Years Abstain ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on June 7, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SES2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on June 7, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com. V11004-P86067 SES AI CORPORATION Annual Meeting of Stockholders June 8, 2023 10:00 AM EDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Jing Nealis and Kyle Pilkington, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SES AI CORPORATION that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EDT on June 8, 2023, via live webcast at www.virtualshareholdermeeting.com/SES2023, and any adjournment or postponement thereof, with authority to vote upon the proposals identified on the reverse side of this Proxy Card and in their discretion upon such other matters as may be properly presented at the meeting. This proxy, when properly executed, will be voted in the manner directed herein. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS BY THE UNDERSIGNED STOCKHOLDER AND IN ACCORDANCE WITH THE DIRECTION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. Continued and to be signed on reverse side